SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 15, 2000

                        Capital Senior Living Corporation
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



       Delaware                        1-17445                  75-2678809
----------------------------    ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)

14160 Dallas Parkway, Suite 300, Dallas, Texas                    75240
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(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:  (972) 770-5600


                                (Not Applicable)
-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

         This Amendment (the "Amendment") to the Current Report on Form 8-K, dated August 15, 2000, and filed on August 30, 2000 (the "Original Form 8-K") by Capital Senior Living Corporation (the "Company") is submitted to provide financial data related to the consummation of the merger of ILM Senior Living, Inc., a Virginia finite-life corporation ("ILM"), with and into Capital Senior Living ILM-A, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company ("CSLI"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 19, 1999, as amended (the "Merger Agreement"), by and among the Company, CSLI (as assignee from another wholly-owned subsidiary of the Company) and ILM.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------

     (a) Financial Statements of the Businesses Acquired. The following audited consolidated financial statements of ILM and its subsidiary, ILM Lease Corporation, a Virginia finite-life corporation ("ILM Lease Co.") are hereby included as part of this report:


(i)      Financial Statements of ILM

         Unaudited Consolidated Balance Sheets of ILM for the nine months ended May 31, 2000....................................................................................A-1

         Unaudited Consolidated Statements of Income of ILM for the nine months ended May 31,2000.....................................................................................A-2

         Unaudited Consolidated Statements of Changes in Stockholders' Equity of ILM for the
         nine months ended  May 31, 2000.......................................................................A-4

         Unaudited Consolidated Statements of Cash Flows of ILM for the nine months ended May 31, 2000....................................................................................A-5

         Notes to Unaudited Financial Statements of ILM for the nine months ended May 31, 2000....................................................................................A-6

         Report of Independent Certified Public Accountants of ILM.............................................B-1

         Consolidated Balance Sheets of ILM as of August 31, 1999 and 1998.....................................B-2

         Consolidated Statements of Income of ILM for the years ended August 31,
         1999, 1998 and 1997...................................................................................B-3

         Consolidated Statements of Changes in Stockholders' Equity of ILM for
         the years ended August 31, 1999, 1998 and 1997........................................................B-4

         Consolidated Statements of Cash Flows of ILM for the years ended
         August 31, 1999, 1998 and 1997........................................................................B-5

         Notes to Financial Statements.........................................................................B-6

(ii)     Financial Statements of ILM Lease Co.

         Unaudited Consolidated Balance Sheets of ILM Lease Co. for the
         nine months ended May 31, 2000........................................................................C-1

         Unaudited Consolidated Statements of Income of ILM Lease Co. for
         the nine months ended May 31,2000.....................................................................C-2

         Unaudited Consolidated Statements of Changes in Stockholders'
         Equity of ILM Lease Co. for the nine months ended  May 31, 2000.......................................C-4

         Unaudited Consolidated Statements of Cash Flows of ILM Lease Co.
         for the nine months ended May 31, 2000................................................................C-5

         Notes to Unaudited Financial Statement of ILM Lease Co. for the
         nine months ended May 31, 2000........................................................................C-6

         Report of Independent Certified Public Accountants of ILM Lease Co....................................D-1

         Consolidated Balance Sheets of ILM Lease Co. as of August 31, 1999 and 1998...........................D-2

         Consolidated Statements of Income of ILM Lease Co. for the years ended
         August 31, 1999, 1998 and 1997........................................................................D-3

         Consolidated Statements of Changes in Stockholders' Equity of ILM Lease Co.
         for the years ended August 31, 1999, 1998 and 1997....................................................D-4

         Consolidated Statements of Cash Flows of ILM Lease Co. for the years ended
         August 31, 1999, 1998 and 1997........................................................................D-5

         Notes to Financial Statements of ILM Lease Co.........................................................D-6

     (b) Pro Forma Financial Information. The pro forma financial statements of the Company are hereby included as part of this report:

         Unaudited Pro Forma Combined Financial Statements....................................................PF-1

         Unaudited Pro Forma Combined Balance Sheet as of December 31, 1999...................................PF-2

         Unaudited Pro Forma Combined Statement of Operations for the Six Months
         Ended December 31, 1999..............................................................................PF-3

         Unaudited Pro Forma Combined Statement of Operations for the year ended June 30, 1999..................................................................................PF-4

         Notes to Unaudited Pro Forma Combined Financial Statements...........................................PF-5



                                                         ILM SENIOR LIVING, INC.
                                                      CONSOLIDATED BALANCE SHEETS
                                              May 31, 2000 (Unaudited) and August 31, 1999
                                             (Dollars in thousands, except per share data)

                                                                 ASSETS


                                                                May 31, 2000            August 31, 2000
                                                                ------------            ---------------

    Operating investment properties, at cost:
      Land                                                          $  4,946                   $  4,921
      Building and improvements                                       38,320                     38,197
      Furniture, fixtures and equipment                                4,948                      4,948
                                                                    --------                   --------
                                                                      48,214                     48,066
    Less:  accumulated depreciation                                 (14,382)                   (13,417)
                                                                    --------                   --------
                                                                      33,832                     34,649

    Mortgage placement fees                                            2,256                      2,256
    Less:  accumulated amortization                                  (2,256)                    (2,163)
                                                                    --------                   --------

    Loan origination fees                                                272                        272
    Less:  accumulated amortization                                    (155)                       (85)
                                                                    --------                   --------

    Cash and cash equivalents                                          1,097                      2,615
    Accounts receivable - related party                                  314                        306
    Prepaid expenses and other assets                                    159                        100
    Deferred rent receivable                                              --                         12
                                                                    --------                   --------
                                                                    $ 35,519                   $ 37,962
                                                                    ========                   ========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

    Accounts payable and accrued expenses                           $     174                  $    363
    Accounts payable - related party                                      112                       343
    Construction loan payable                                           2,093                     2,093

    Preferred shareholders' minority
      interest in consolidated subsidiary                                 141                       134
                                                                    ---------                  --------

       Total liabilities                                                2,520                     2,935

    Contingencies

    Shareholders' equity
      Common stock, 0.01 par value,
         10,000,000 shares authorized,
         7,520,100 shares issues and outstanding                           75                        75
      Additional paid-in capital                                       65,711                    65,711
      Accumulated deficit                                            (32,787)                  (30,759)
                                                                    ---------                  --------

       Total shareholders' equity                                      32,999                    35,027
                                                                    ---------                  --------
       TOTAL                                                        $  35,519                  $ 37,962
                                                                    =========                  ========



                                                     See accompanying notes.


                                                         ILM SENIOR LIVING, INC.


                                                  CONSOLIDATED STATEMENTS OF INCOME
                                                 For the nine months and three months
                                                ended May 31, 2000 and 1999 (Unaudited)
                                             (Dollars in thousands, except per share data)

                                                                 NINE MONTHS ENDED              THREE MONTHS ENDED
                                                                       MAY 31                         MAY 31
                                                                       ------                         ------

                                                                2000            1999           2000            1999
                                                                ----            ----           ----            ----

   REVENUES
     Rental and other income                                    $ 5,693         $ 5,638         $ 1,905        $ 1,877
     Interest income                                                 52              48              12              9
                                                                -------         -------         -------        -------
                                                                  5,745           5,686           1,917          1,886

   EXPENSES
     Depreciation expense                                           965             965             321            322
     Amortization expense                                           163             220              23             73
     General and administrative                                     274             361             110            105
     Professional fees                                            1,503           1,878             489            834
     Directors' compensation                                         74              69              29             20
                                                                -------         -------         -------        -------
                                                                  2,979           3,493             972          1,354
                                                                -------         -------         -------        -------

   NET INCOME                                                   $ 2,766         $ 2,193         $   945        $   532
                                                                =======         =======         =======        =======

   Basic earnings per share of common stock                     $  0.37         $  0.29         $  0.13        $  0.07
                                                                =======         =======         =======        =======

   Cash dividends paid per share of common stock                $  0.64         $  0.64         $  0.22        $  0.22
                                                                =======         =======         =======        =======


         The above earnings and cash dividends paid per shares of common stock are based upon the 7,520,100 shares of common stock outstanding during the period.

                                                         See accompanying notes.


                                                          ILM SENIOR LIVING, INC.


                                       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                       For the nine months ended May 31, 2000 and 1999 (Unaudited)
                                             (Dollars in thousands, except per share data)


                                     COMMON STOCK
                                    $.01 PAR VALUE                   ADDITIONAL
                             ------------------------------           PAID-IN                ACCUMULATED
                               SHARES              AMOUNT             CAPITAL                  DEFICIT               TOTAL
                               ------              ------             -------                  -------               -----

Shareholders' equity
at August 31, 1998             7,520,100            $   75             $   65,711              $   (27,327)         $ 38,459

Cash dividends paid                   --                --                     --                   (4,795)          (4,795)

Net income                            --                --                     --                    2,193             2,193
                               ---------            ------             ----------              ------------         --------

Shareholders' equity
  at May 31, 1999              7,520,100            $   75             $   65,711              $   (29,929)         $ 35,857
                               ---------            ------             ----------              ------------         --------

Shareholders' equity
  at August 31, 1999           7,520,100            $   75             $   65,711              $   (30,759)         $ 35,027

Cash dividends paid                   --                --                     --                   (4,794)          (4,794)

Net income                            --                --                     --                    2,766             2,766
                               ---------            ------             ----------              -----------          --------

Shareholders' equity
  at May 31, 2000              7,520,100            $   75             $   65,711              $   (32,787)         $ 32,999
                               ---------            ------             ----------              ------------         --------





                                                         See accompanying notes.

                                                     ILM SENIOR LIVING, INC.



                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the nine months ended May 31, 2000 and 1999 (Unaudited)
                                                   (Dollars in thousands)

                                                                                  NINE MONTHS ENDED
                                                                                        MAY 31
                                                                           ---------------------------------
                                                                               2000               1999
                                                                               ----               ----

           Cash flows from operating activities:

             Net income                                                    $     2,766         $     2,193
             Adjustments to reconcile net income to
                net cash provided by operating activities:
                Depreciation  and amortization expense                           1,128               1,185
                Accrued dividends on subsidiary's preferred stock                    7                   7
                Changes in assets and liabilities:
                  Accounts receivable - related party                               (8)                 40
                  Prepaid expenses and other assets                                (59)                (47)
                  Deferred rent receivable                                          12                  27
                  Accounts payable and accrued expenses                           (191)                 --
                  Accounts payable - related party                                (231)                109
                                                                           ------------        -----------
             Net cash provided by operating activities                           3,424               3,514
                                                                           ------------        ------------

           Cash flows used in investing activities:
             Additions to operating investment properties                         (148)                (97)
                                                                           ------------        ------------

           Net cash used in investing activities                                  (148)                (97)
                                                                           ------------        ------------

           Cash flows used in financing activities:
             Loans origination fees paid                                            --                (168)
             Cash dividends paid to shareholders                                (4,794)             (4,795)
                                                                           ------------        ------------

           Net cash used in financing activities                                (4,794)             (4,963)
                                                                           ------------        ------------

           Net decrease in cash and cash equivalents                            (1,518)             (1,546)

           Cash and cash equivalents, beginning of period                        2,615               2,264
                                                                           ------------        ------------

           Cash and cash equivalents, end of period                        $     1,097         $       718
                                                                           ===========         ===========

           Cash paid for interest                                          $       105         $        --
                                                                           ===========         ===========




                                                         See accompanying notes.

                             ILM SENIOR LIVING, INC.
             Notes to Consolidated Financial Statements (Unaudited)


1.       GENERAL

         The accompanying consolidated financial statements, footnotes and discussions should be read in conjunction with the consolidated financial statements and footnotes contained in ILM Senior Living, Inc.'s (the "Company") Annual Report on Form 10-K for the fiscal year ended August 31, 1999. In the opinion of management, the accompanying interim consolidated financial statements, which have not been audited, reflect all adjustments necessary to present fairly the results for the interim periods. All of the accounting adjustments reflected in the accompanying interim consolidated financial statements are of a normal recurring nature.

         The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles for interim financial information, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of May 31, 2000 and revenues and expenses for each of the nine- and three-month periods ended May 31, 2000 and 1999. Actual results may differ from the estimates and assumptions used. Certain numbers in the prior period's financial statements have been reclassified to conform to the current period's presentation. The results of operations for the nine-month period ended May 31, 2000, are not necessarily indicative of the results that may be expected for the year ending August 31, 2000.

         The Company was incorporated on March 6, 1989 under the laws of the State of Virginia as a Virginia finite-life corporation, formerly PaineWebber Independent Mortgage Fund, Inc. On June 21, 1989, the Company sold to the public in a registered initial offering 7,520,100 shares of common stock, $.01 par value. The Company received capital contributions of $75,201,000, of which $201,000 represented the sale of 20,100 shares to an affiliate at that time, PaineWebber Group, Inc. ("PaineWebber"). For discussion purposes, the term "PaineWebber" will refer to PaineWebber Group, Inc. and all affiliates that provided services to the Company in the past.

         The Company elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations.

         The Company originally invested the net proceeds of the initial public offering in eight participating mortgage loans secured by senior housing facilities located in seven states ("Senior Housing Facilities"). All of the loans made by the Company were originally to Angeles Housing Concepts, Inc. ("AHC"), as mortgagor, a company specializing in the development, acquisition and operation of Senior Housing Facilities and guaranteed by AHC's corporate parent, Angeles Corporation ("Angeles").

         ILM Holding, Inc. ("ILM Holding"), a majority-owned subsidiary of the Company, now holds title to the eight Senior Housing Facilities, which comprise the balance of the operating investment properties on the accompanying consolidated balance sheets, subject to certain mortgage loans payable to the Company. Such mortgage loans and the related interest expense are eliminated in the consolidation of the financial statements of the Company.

         The Company made charitable gifts of one share of the preferred stock in ILM Holding to each of 111 charitable organizations so that ILM Holding would meet the stock ownership requirements of a REIT as of January 30, 1997. The preferred stock has a liquidation preference of $1,000 per share plus any accrued and unpaid dividends. Dividends on the preferred stock accrue at a rate of 8% per annum on the original $1,000 liquidation preference and are cumulative from the date of issuance. Since ILM Holding is not expected to have sufficient cash flow in the foreseeable future to make the required dividend payments, it is anticipated that dividends will accrue and be paid at liquidation of ILM Holding. Cumulative dividends accrued as of May 31, 2000 on the preferred stock in ILM Holding totaled approximately $30,000.

         As part of the fiscal 1994 settlement agreement with AHC, ILM Holding retained AHC as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement. The management agreement with AHC was terminated in July 1996. Subsequent to the effective date of the settlement agreement with AHC, in order to maximize the potential returns to the Company's existing Shareholders while maintaining its qualification as a REIT under the Internal Revenue Code, the Company formed a new corporation, ILM I Lease Corporation ("Lease I"), for the purpose of operating the Senior Housing Facilities under the terms of a facilities lease agreement (the "Facilities Lease Agreement"). All of the shares of capital stock in Lease I were distributed to the holders of record of the Company's common stock and the Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 2 for a description of the Facilities Lease Agreement). Lease I is a public company subject to the reporting obligations of the Securities and Exchange Commission. All responsibility for the day-to-day management of the Senior Housing Facilities, including administration of the property management agreement with AHC, was transferred to Lease I. On July 29, 1996, the management agreement with AHC was terminated and Lease I retained Capital Senior Management 2, Inc. ("Capital") to be the new property manager of its Senior Housing Facilities pursuant to a management agreement (the "Management Agreement"). Lawrence A. Cohen, who, through July 28, 1998, served as President, Chief
Executive Officer and Director of the Company and a Director of Lease I, has also served in various management capacities at Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. As a result, through July 28, 1998, Capital was considered a related party.

AGREEMENT AND PLAN OF MERGER WITH CAPITAL SENIOR LIVING CORPORATION

         On February 7, 1999, the Company entered into an agreement and plan of merger, which was amended and restated on October 19, 1999, with Capital Senior Living Corporation ("CSLC"), the corporate parent of Capital, and certain affiliates of Capital. On April 18, 2000, the Company entered into a First Amendment to the Amended and Restated Agreement and Plan of Merger dated October 19, 1999. As stated in the April 18th amendment, if the merger is consummated, the Shareholders of the Company will receive all-cash merger consideration of approximately $11.63 per share compared to the previous merger consideration of $12.90 per share. The Company was advised by CSLC that, due to deteriorating conditions in the senior living industry and consequent decline in the loan value of the Company's properties, Capital was unable to raise sufficient financing to fund the original purchase price. CSLC has reported to the Company that it has obtained a signed financing commitment for substantially all of the merger consideration. In addition, the amended agreement requires CSLC to agree to pay the Company increased termination fees in certain circumstances. Further, the Company required CSLC to agree to reduce the amount of fees and expenses it would receive upon termination of the merger in certain circumstances.

         At a special meeting of Shareholders on June 22, 2000, holders of more than two-thirds of the outstanding shares of the Company's common stock voted in favor of approval of the proposed Amended and Restated Agreement and Plan of Merger dated October 19, 1999, as amended on April 18, 2000. Subject to the satisfaction of certain conditions, consummation of the merger is expected to occur on or about July 31, 2000. The agreement presently provides that it may be terminated if the merger is not consummated by September 30, 2000. Holders of Company common stock will have no dissenters' rights in the merger.

         In connection with the merger, the Company has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement with Lease I on the date of consummation of the merger. The Facilities Lease Agreement was extended on a month-to-month basis as of December 31, 1999, beyond its original expiration date of December 31, 1999. If the merger is not consummated, it is anticipated that the Facilities Lease Agreement will remain in full force and effect pursuant to its terms. There can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.


2.       OPERATING INVESTMENT PROPERTIES SUBJECT TO FACILITIES LEASE AGREEMENT

         At May 31, 2000, through its consolidated subsidiary, the Company owned eight Senior Housing Facilities. The name, location and size of the properties are as set forth below:

                                                                   YEAR
                                                                  FACILITY        RENTABLE         RESIDENT
                  NAME                         LOCATION            BUILT          UNITS (2)      CAPACITIES(2)
                  ----                         --------            -----          ---------      -------------

  Independence Village of East Lansing   East Lansing, MI            1989             161                162
  Independence Village of Winston-Salem  Winston-Salem, NC           1989             159                161
  Independence Village of Raleigh        Raleigh, NC                 1991             164                205
  Independence Village of Peoria         Peoria, IL                  1990             166                183
  Crown Pointe Apartments                Omaha, NE                   1984             135                163
  Sedgwick Plaza Apartments              Wichita, KS                 1984             150                170
  West Shores                            Hot Springs, AR             1986             136                166
  Villa Santa Barbara (1)                Santa Barbara, CA           1979             125                125

[FN]


(1) The acquisition of Villa Santa Barbara was financed jointly by the Company and an affiliated entity, ILM II Senior Living, Inc ("ILM II"). All amounts generated from Villa Santa Barbara are equitably apportioned between the Company, together with its consolidated subsidiary, and ILM II, together with its consolidated subsidiary, generally 25% and 75%, respectively. Villa Santa Barbara is owned 25% by ILM Holding and 75% by ILM II Holding as tenants in common. Upon the sale of the Company or ILM II, arrangements would be made to transfer the Santa Barbara facility to the selling joint tenant (or one of its subsidiaries). The property was extensively renovated in 1995.

(2) Rentable units represent the number of apartment units and is a measure commonly used in the real estate industry. Resident capacity equals the number of bedrooms contained within the apartment units and corresponds to measures commonly used in the healthcare industry.

         Subsequent to the effective date of the Settlement Agreement with AHC, in order to maximize the potential returns to the existing Shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code, the Company formed a new corporation, Lease I, for the purpose of operating the Senior Housing Facilities under the terms of a Facilities Lease Agreement dated September 1, 1995 between the Company's consolidated affiliate, ILM Holding, as owner of the properties and lessor (the "Lessor"), and Lease I as lessee (the "Lessee"). The facilities lease is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities. During the term of the Facilities Lease Agreement, which was extended on a month-to-month basis as of December 31, 1999, beyond its original expiration date of December 31, 1999, Lease I pays annual base rent for the use of all of the Senior Housing Facilities in the aggregate amount of $6,364,800 per year. Lease I also pays variable rent, on a quarterly basis, for each facility in an amount equal to 40% of the excess of aggregate total revenues for the Senior Housing Facilities, on an annualized basis, over $16,996,000. Variable rent was $929,000 and $313,000 for the nine- and three-month periods ended May 31, 2000, respectively, compared to $859,000 and $295,000 for the nine- and three-month periods ended May 31, 1999, respectively.

3.       RELATED PARTY TRANSACTIONS

         Lease I has retained Capital to be the property manager of the Senior Housing Facilities and the Company has guaranteed the payment of all fees due to Capital pursuant to the Management Agreement which commenced on July 29, 1996. Lawrence A. Cohen, who, through July 28, 1998, served as President, Chief
Executive Officer and Director of the Company and a Director of Lease I, has also served in various management capacities at Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. As a result, through July 28, 1998, Capital was considered a related party. For the nine-month periods ended May 31, 2000 and 1999, Capital earned property management fees from Lease I of $776,000, and $778,000, respectively. For the three-month periods ended May 31, 2000 and 1999, Capital earned property management fees from Lease I of $230,000 and $241,000, respectively. In connection with the Agreement and Plan of Merger discussed in Note 1, the Management Agreement with Capital will be terminated upon consummation of the merger.

         On September 18, 1997, Lease I entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansion of several of the Senior Housing Facilities. Capital Senior Development, Inc. will receive a fee equal to 7% of the total development costs of these expansions if they are pursued. The Company will reimburse Lease I for all costs related to these potential expansions, including fees to Capital Senior Development, Inc. During fiscal 2000 and 1999, Capital Senior Development, Inc. earned no fees from Lease I for managing pre-construction development activities for potential expansions of the Senior Housing Facilities.

         Jeffry R. Dwyer, Secretary and Director of the Company, is a shareholder of Greenberg Traurig, Counsel to the Company and its affiliates since 1997. For the nine-month periods ended May 31, 2000 and 1999, Greenberg Traurig earned fees from the Company of $902,000 and $1,027,000, respectively. For the three-month periods ended May 31, 2000 and 1999, Greenberg Traurig earned fees from the Company of $309,000 and $651,000, respectively.

         Accounts receivable - related party at May 31, 2000 and August 31, 1999, represent amounts due from an affiliated company, Lease I, principally for variable rent. Accounts payable related party at May 31, 2000 and August 31, 1999, represent accrued legal fees due to Greenberg Traurig, Counsel to the Company and its affiliates and a related party, as described above.

4.       LEGAL PROCEEDINGS AND CONTINGENCIES

         FELDMAN LITIGATION

         On May 8, 1998 Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated September 18, 1990, commenced a purported class action on behalf of that trust and all other shareholders of the Company and ILM II in the Supreme Court of the State of New York, County of New York naming the Company, ILM II and their Directors as defendants. The class action complaint alleged that the Directors engaged in wasteful and oppressive conduct and breached fiduciary duties in preventing the sale or liquidation of the assets of the Company and ILM II, diverting certain of their assets. The complaint sought compensatory damages in an unspecified amount, punitive damages, the judicial dissolution of the Company and ILM II, an order requiring the Directors to take all steps to maximize Shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees.

         On October 15, 1999, the parties entered into a Stipulation of Settlement and filed it with the Court, which approved the settlement, by order dated October 21, 1999. In issuing that order the Court entered a final judgment dismissing the action and all non-derivative claims of the settlement class against the defendants with prejudice. This litigation was settled at no cost to the Company and ILM II. As part of the settlement, Capital Senior Living Corporation increased its proposed merger consideration payable to the Company and ILM II shareholders and is also responsible for a total of approximately $1.1 million in plaintiffs' attorneys fees and expenses if the proposed merger is consummated. If the proposed merger is not consummated and if the Company and ILM II were to consummate an extraordinary transaction with a third party, then the Company and ILM II would be responsible for the plaintiffs' attorneys fees and expenses.

5.       CONSTRUCTION LOAN FINANCING

         During 1999, the Company secured a construction loan facility with a major bank that provides the Company with up to $24.5 million to fund the capital costs of potential expansion programs. The construction loan facility is secured by a first mortgage of the Senior Housing Facilities and collateral assignment of the Company's leases of such properties. The loan expires on December 31, 2000, with possible extensions through September 29, 2003. Principal is due at expiration. Interest is payable monthly at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. Amounts outstanding under the loan at May 31, 2000, were approximately $2.1 million. Loan origination fees of $272,000 were paid in connection with this loan facility and are being amortized over the term of the loan. Capitalized interest at May 31, 2000, and August 31, 1999, was $123,093 and $31,233.

6.       SUBSEQUENT EVENTS

         On June 2, 2000, the Company's Board of Directors unanimously agreed not to declare any dividends on shares of the Company's common stock for the remainder of Fiscal Year 2000. The Board cited transaction costs previously incurred and to be incurred through closing of the pending merger with Capital and the establishment of a reserve to fund the short-term operations of the Company's senior living communities if the proposed merger with Capital is not consummated. The Company also announced that, should the merger not be consummated, its Board of Directors would reevaluate its dividend policy.

         On June 2, 2000, the Company caused Holding I to notify Lease I that the Facilities Lease Agreement would terminate on the date of consummation of the pending merger of the Company with CSLC. Subject to the satisfaction of certain conditions and the receipt of requisite approvals, consummation of the merger is expected to occur on or about July 31, 2000. If the merger is not consummated, it is anticipated that the Facilities Lease Agreement will remain in full force and effect pursuant to its terms.

         On June 22, 2000, at a special meeting of Shareholders, holders of more than two-thirds of the outstanding shares of the Company's common stock voted in favor of approval of the proposed Amended and Restated Agreement and Plan of Merger dated October 19, 1999, as amended on April 18, 2000.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS





The Shareholders of
ILM Senior Living, Inc.:

         We have audited the accompanying consolidated balance sheets of ILM Senior Living, Inc. and subsidiary as of August 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1999. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements and schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ILM Senior Living, Inc. and subsidiary at August 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                              ERNST & YOUNG LLP





Dallas, Texas
October 22, 1999,
except for Notes 5 and 1, as to which the date is November 5 and 16, 1999, respectively


                                                          ILM SENIOR LIVING, INC.

                                                        CONSOLIDATED BALANCE SHEETS
                                                          August 31, 1999 and 1998
                                                  (Dollars in thousands, except per share data)


                                     ASSETS

                                                                                1999            1998
                                                                                ----            ----

         Operating investment properties, at cost:
           Land                                                              $   4,921          $  4,768
           Building and improvements                                            38,197            38,166
           Furniture, fixtures and equipment                                     4,948             4,948
                                                                             ---------          --------
                                                                                48,066            47,882
         Less:  accumulated depreciation                                       (13,417)         (12,131)
                                                                             ----------         --------
                                                                                34,649            35,751

         Mortgage placement fees                                                 2,256             2,256
         Less:  accumulated amortization                                        (2,163)          (1,937)
                                                                             ----------         --------
                                                                                    93               319


         Loan origination fees                                                     272               102
         Less:  accumulated amortization                                           (85)               --
                                                                             ----------         --------
                                                                                   187               102

         Cash and cash equivalents                                               2,615             2,264
         Accounts receivable  - related party                                      306               336
         Prepaid expenses and other assets                                         100                89
         Deferred rent receivable                                                   12                49
                                                                             ----------         --------
                                                                             $  37,962          $ 38,910
                                                                             ==========         ========

                                        LIABILITIES AND SHAREHOLDERS' EQUITY


         Accounts payable and accrued expenses                                     365               259
         Accounts payable - related party                                          343                67
         Construction loan payable                                               2,093                --
                                                                             ----------         --------

         Preferred shareholders' minority
           interest in consolidated subsidiary                                     134               125
                                                                             ----------         --------
             Total liabilities                                                   2,935               451

         Commitments and contingencies
         Shareholders' equity:
          Common stock, $0.01 par value, 10,000 shares authorized,
             7,520,100 shares issued and outstanding                                75                75
           Additional paid-in capital                                           65,711            65,711
           Accumulated deficit                                                 (30,759)          (27,327)
                                                                              ---------         --------
             Total shareholders' equity                                       $ 35,027          $ 38,459
                                                                              ---------         --------
             TOTAL                                                            $ 37,962          $ 38,910
                                                                              =========         ========




                                                         See accompanying notes.


                                                          ILM SENIOR LIVING, INC.

                                                    CONSOLIDATED STATEMENTS OF INCOME
                                             For the years ended August 31, 1999, 1998, and 1997
                                                (Dollars in thousands, except per share data)


                                                                     1999         1998        1997
                                                                     ----         ----        ----
              REVENUES:
                Rental and other income                              $7,525      $7,222      $6,643
                Interest income                                          72          98         162
                                                                     ------      ------      ------
                                                                      7,597       7,320       6,805
              EXPENSES:

                Depreciation expense                                  1,286       1,287       1,282
                Amortization expense                                    311         226         226
                Management fees                                          --          --          70
                General and administrative                              559         294         866
                Professional fees                                     2,393         674         445
                Directors' compensation                                  87         116          82
                                                                     ------      ------      ------
                                                                      4,636       2,597       2,971
                                                                     ------      ------      ------
              NET INCOME                                             $2,961      $4,723      $3,834
                                                                     ======      ======      ======

              Earnings per share of common stock                     $ 0.39      $ 0.63      $ 0.51
                                                                     ======      ======      ======

              Cash dividends paid per share of common stock          $ 0.85      $ 0.79      $ 0.74
                                                                     ======      ======      ======



         The above earnings and cash dividends paid per share of common stock are based upon the 7,520,100 shares outstanding during the year.

                                                         See accompanying notes.



                                                         ILM SENIOR LIVING, INC.

                                       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                            For the years ended August 31, 1999, 1998 and 1997
                                              (Dollars in thousands, except per share data)



                                              COMMON STOCK               ADDITIONAL
                                             $.01 PAR VALUE                PAID-IN            ACCUMULATED
                                             --------------                CAPITAL               DEFICIT             TOTAL
                                          SHARES        AMOUNT             -------               -------             -----
                                          ------        ------

SHAREHOLDERS' EQUITY
AT AUGUST 31, 1996                      $ 7,520,100       $    75           $ 65,711             $ (24,418)        $ 41,368

Cash dividends paid                              --            --                 --                (5,544)         (5,544)
Net income                                       --            --                 --                  3,834           3,834
                                        -----------       -------           --------             ----------        --------

SHAREHOLDERS' EQUITY
AT AUGUST 31, 1997                        7,520,100            75             65,711               (26,128)          39,658

Cash dividends paid                              --            --                 --                (5,922)         (5,922)
Net income                                       --            --                 --                  4,723           4,723
                                        -----------       -------           --------             ----------        --------

SHAREHOLDERS' EQUITY
AT AUGUST 31, 1998                        7,520,100            75             65,711               (27,327)          38,459

Cash dividends paid                              --            --                 --                (6,393)         (6,393)
Net income                                       --            --                 --                  2,961           2,961
                                        -----------       -------           --------             ----------        --------


SHAREHOLDERS' EQUITY
AT AUGUST 31, 1999                      $ 7,520,100       $    75           $ 65,711             $ (30,759)        $ 35,027
                                        ===========       =======           ========             ==========        ========




                                                         See accompanying notes.



                                                          ILM SENIOR LIVING, INC.

                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             For the years ended August 31, 1999, 1998, and 1997
                                                               (In thousands)


                                                                             1999        1998        1997
                                                                             ----        ----        ----
        Cash flows from operating activities:

          Net income                                                         $ 2,961     $ 4,723     $ 3,834
          Adjustments to reconcile net income to net cash provided
            by operating activities:
          Depreciation and amortization                                        1,597       1,513       1,508
          Charitable contribution of subsidiary's
             preferred stock and accrued dividends                                 9           9         116
           Changes in assets and liabilities:
              Interest and other receivables                                      --          --         397
              Accounts receivable - related party                                 30       (220)         232
              Prepaid expenses and other assets                                 (11)          18        (97)
              Deferred rent receivable                                            37          37          37
              Accounts payable - related party                                   276        (93)          71
              Accounts payable and accrued expenses
                                                                                 106         160         105
                                                                                 ---         ---         ---

        Net cash provided by operating activities                              5,005       6,147       6,203
                                                                             -------     -------     -------

        Cash flows used in investing activities:

          ILM Holding acquired cash balance                                       --          --         400
          Additions to operating investment properties                         (184)       (995)       (533)
                                                                             -------     -------     -------

        Net cash used in investing activities                                  (184)       (995)       (133)
                                                                             -------     -------     -------
        Cash flows used in financing activities:
          Loan origination fees paid                                           (170)       (102)          --
          Proceeds from construction loan facility                             2,093          --          --
          Cash dividends paid to shareholders                                (6,393)     (5,922)     (5,544)
                                                                             -------     -------     -------

        Net cash used in financing activities                                (4,470)     (6,024)     (5,544)
                                                                             -------     -------     -------

        Net increase (decrease) in cash and cash equivalents                     351       (872)         526
        Cash and cash equivalents, beginning of year                           2,264       3,136       2,610
                                                                             -------     -------     -------
        Cash and cash equivalents, end of year                               $ 2,615     $ 2,264     $ 3,136
                                                                             =======     =======     =======
        Cash paid for state income taxes                                     $    42     $    13     $    --
                                                                             =======     =======     =======
        Cash paid for interest                                               $    20     $    --     $    --
                                                                             =======     =======     =======



                                                         See accompanying notes.

                             ILM SENIOR LIVING, INC.
                   Notes to Consolidated Financial Statements

                                 August 31, 1999


1.       NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION

         ILM Senior Living, Inc. (the "Company"), formerly PaineWebber Independent Living Mortgage Fund, Inc., was organized as a corporation on March 6, 1989 under the laws of the State of Virginia. On June 21, 1989, the Company commenced a public offering of up to 10,000,000 shares of its common stock at $10 per share, pursuant to the final prospectus, as amended, incorporated into a Registration Statement filed on Form S-11 under the Securities Act of 1933 (Registration Statement No. 33-27653) (the "Prospectus"). The public offering terminated on July 21, 1989 with a total of 7,520,100 shares issued. The Company received capital contributions of $75,201,000, of which $201,000 represented the sale of 20,100 shares to an affiliate at that time, PaineWebber Group, Inc. ("PaineWebber"). For discussion purposes, PaineWebber will refer to PaineWebber Group, Inc. and all affiliates that provided services to the Company in the past.

         The Company has elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations (see Note 2).

         The Company originally invested the net proceeds of the initial public offering in eight participating mortgage loans secured by senior housing facilities ("Senior Housing Facilities") located in seven states. All of the loans made by the Company were originally to Angeles Housing Concepts, Inc. ("AHC"), as mortgagor, a company specializing in the development, acquisition and operation of Senior Housing Facilities and guaranteed by AHC's corporate parent, Angeles Corporation ("Angeles").

         During the quarter ended February 28, 1993, Angeles announced that it was experiencing liquidity problems that resulted in the inability to meet its obligations. Subsequent to such announcements, AHC defaulted on the regularly scheduled mortgage loan payments due to the Company on March 1, 1993. Subsequent to March 1993, payments toward the debt service owed on the Company's loans were limited to the net cash flow of the operating investment properties. On May 3, 1993, Angeles filed for reorganization under a Chapter 11 Federal Bankruptcy petition filed in the state of California. AHC did not file for reorganization. The Company retained special counsel and held extensive discussions with AHC concerning the default status of its loans. During the fourth quarter of fiscal 1993, a non-binding Settlement Agreement between the Company, AHC and Angeles was reached whereby ownership of the Senior Housing Facilities would be transferred from AHC to the Company or its designated affiliates. Under the terms of the Settlement Agreement, the Company would release AHC and Angeles from certain obligations under the loans. On April 27, 1994, each of the Senior Housing Facilities owned by AHC and securing the loans was transferred (collectively, "the Transfers") to newly-created special purpose corporations affiliated with the Company (collectively, "the Property Companies"). The Transfers had an effective date of April 1, 1994 and were made pursuant to the Settlement Agreement entered into on February 17, 1994 ("the Settlement Agreement") between the Company and AHC which had previously been approved by the bankruptcy court handling the bankruptcy case of Angeles. All of the capital stock of each Property Company was held by ILM Holding, Inc. ("ILM Holding"), a Virginia corporation. In August 1995, each of the Property Companies merged into ILM Holding, which is now a subsidiary of the Company. As a result, ownership of the Senior Housing Facilities is now held by ILM Holding, and the Property Companies no longer exist as separate legal entities.

         ILM Holding now holds title to the eight Senior Housing Facilities, which comprise the balance of the operating investment properties on the accompanying consolidated balance sheets, subject to certain mortgage loans payable to the Company. Such mortgage loans and the related interest expense are eliminated in the consolidation of the financial statements of the Company. The capital stock of ILM Holding was originally owned by the Company and PaineWebber. ILM Holding had issued 100 shares of Series A Preferred Stock to the Company in return for a capital contribution in the amount of $7,000. The common stock represented approximately 99 percent of the voting power and 1 percent of the economic interest in ILM Holding, while the preferred stock represented approximately 1 percent of the voting power and 99 percent of the economic interest in ILM Holding.

         The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes effective for calendar year 1996. In connection with these plans, on November 21, 1996, the Company requested that PaineWebber sell all of the stock held in ILM Holding to the Company for a price equal to the fair market value of the 1% economic interest in ILM Holding represented by the common stock. On January 10, 1997, this transfer of the common stock of ILM Holding was completed at an agreed upon fair value of $46,000, representing a $39,000 increase in fair value. This increase in fair value is based on the increase in values of the Senior Housing Facilities which occurred between April 1994 and January 1996, as supported by independent appraisals.

         With this transfer completed, effective January 23, 1997, ILM Holding recapitalized its common stock and preferred stock by replacing the outstanding shares with 50,000 shares of new common stock and 275 shares of a new class of non-voting, 8% cumulative preferred stock issued to the Company (the "Preferred Stock"). The number of authorized shares of preferred and common stock in ILM Holding were also increased as part of the recapitalization. Following the recapitalization, the Company made charitable gifts of one share of the Preferred Stock in ILM Holding to each of 111 charitable organizations so that ILM Holding would meet the stock ownership requirements of a REIT as of January 30, 1997. The Preferred Stock has a liquidation preference of $1,000 per share plus any accrued and unpaid dividends. Dividends on the Preferred Stock accrue at a rate of 8% per annum on the original $1,000 liquidation preference and are cumulative from the date of issuance. Since ILM Holding is not expected to have sufficient cash flow in the foreseeable future to make the required dividend payments, it is anticipated that dividends will accrue and be paid at liquidation. The Company recorded the contribution of the Preferred Stock in ILM Holding to the charitable organizations at the amount of the initial liquidation preference of $111,000. Such amount is included in general and administrative expense in the accompanying consolidated statement of income for the year ended August 31, 1997. Cumulative dividends accrued as of August 31, 1999 and 1998, on the Preferred Stock in ILM Holding totaled $23,000 and $14,000, respectively.

         As part of the fiscal 1994 Settlement Agreement with AHC, ILM Holding retained AHC as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement. As discussed further in Note 5, the management agreement with AHC was terminated in July 1996. Subsequent to the effective date of the Settlement Agreement with AHC, management investigated and evaluated the available options for structuring the ownership of the Senior Housing Facilities in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code (see Note 2). As discussed further in Note 4, on September 12, 1994, the Company formed a new subsidiary, ILM I Lease Corporation ("Lease I"), for the purpose of operating the Senior Housing Facilities. On September 1, 1995, after the Company received the required regulatory approval, the Company distributed all of the shares of capital stock of Lease I to the holders of record of the Company's common stock. The Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 4 for a description of the Facilities Lease Agreement). Lease I is a public company subject to the reporting obligations of the Securities and Exchange Commission.

         On February 7, 1999, the Company entered into an agreement and plan of merger, which was amended and restated on October 19, 1999, with Capital Senior Living Corporation, the corporate parent of Capital, and certain affiliates of Capital. If the merger is consummated, the Shareholders of the Company will receive all-cash merger consideration of approximately $12.90 per share. Consummation of this transaction will require, among other things, the affirmative vote of the holders of not less than 66-2/3% of the Company's outstanding common stock. While there can be no assurance, consummation of the merger is presently anticipated in the first quarter of calendar year 2000. In connection with the merger, the Company has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement with Lease I immediately prior to the effective time of the merger. The Facilities Lease Agreement was extended on a month-to-month basis on November 16, 1999 beyond its original expiration date of December 31, 1999. There can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.

2.       USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of August 31, 1999 and 1998 and revenues and expenses for each of the three years in the period ended August 31, 1999. Actual results could differ from the estimates and assumptions used.

         The  Company's  significant   accounting  policies  are  summarized  as
follows:

         A.  BASIS OF PRESENTATION

         The operating cycle in the real estate industry is longer than one year and the distinction between current and non-current is of little relevance. Accordingly, the accompanying consolidated balance sheets are presented in an unclassified format.

         Effective January 10, 1997, the Company purchased the remaining common shares held by PaineWebber of ILM Holding, which provided the Company with 100% majority voting control, for $46,000 which is included in general and administrative expense for the year ended August 31, 1997.

         The accompanying consolidated financial statements include the financial statements of the Company and ILM Holding. The results of operations of ILM Holding have been included in the consolidated results of operations of the Company since September 1, 1996. All intercompany balances and transactions have been eliminated in consolidation.

         B.  INCOME TAXES

         The Company has elected to qualify and to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, for each taxable year of operations. As a REIT, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby effectively subjecting the distributed net taxable income of the Company to taxation at the shareholder level only, provided it distributes at least 95% of its taxable income and meets certain other requirements for qualifying as a real estate investment trust. In connection with the Settlement Agreement described in Note 1, the Company, through ILM
Holding, obtained title to the Senior Housing Facilities securing its mortgage loan investments. To retain REIT status, the Company must ensure that 75% of its annual gross income is received from qualified sources. Under the original investment structure, interest income from the Company's mortgage loans was a qualified source. The Senior Housing Facilities that are now owned by a subsidiary of the Company provide residents with more services, such as meals, activities, assisted living, etc., than are customary for ordinary residential apartment properties. As a result, a significant portion of the rents paid by the residents includes income for the increased level of services received by them. Consequently, the rents paid by the residents likely would not be qualified rents for REIT qualification purposes if received directly by the Company. Therefore, if the Company received such rents directly, it could lose REIT status and be taxed as a regular corporation. After extensive review, the Board of Directors determined that it would be in the best interests of the Shareholders for the Company to retain REIT status and master lease the Senior Housing Facilities to a shareholder-owned operating company. As discussed further in Note 4, on September 12, 1994 the Company formed a new subsidiary, Lease I, for the purpose of operating the Senior Housing Facilities. The Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 4 for a description of the Facilities Lease Agreement).

         The assumption of ownership of the Senior Housing Facilities through ILM Holding, which was organized as a so-called "C" corporation for tax purposes, has resulted in a possible future tax liability which would be payable upon the ultimate sale of the Senior Housing Facilities (the "built-in gain tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale transaction or the portion of the net gain realized upon a final sale which is attributable to the period during which the Senior Housing Facilities were held by a C corporation. The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes effective for calendar year 1996.

         Any future appreciation in the value of the Senior Housing Facilities subsequent to the conversion of ILM Holding to a REIT would not be subject to the built-in gain tax. The built-in gain tax would most likely not be incurred if the Senior Housing Facilities were to be held for a period of at least 10 years from the date of the conversion of ILM Holding to a REIT. However, since the end of the Company's original anticipated holding period is within one year, the Senior Housing Facilities might not be held for an additional 10 years. The Board of Directors may defer the Company's scheduled liquidation date, if in the opinion of a majority of the Directors, the disposition of the Company's assets at such time would result in a material under-realization of the value of such assets; provided, however, that no such deferral may extend beyond December 31, 2014. Because the Directors believe that disposition of the Company's assets by December 31, 1999, would result in such under-realization, and because the merger with Capital Senior Living Corporation is presently anticipated to occur in the first quarter of calendar year 2000, on November 16, 1999, the Company's Board of Directors voted to extend the term of the Company on a month-to-month basis. If the merger does not occur, the Company's Board of Directors presently expects to extend the term of the Company until December 31, 2001. On November 16, 1999, the Company's Board of Directors also voted to cause ILM Holding to extend the Facilities Lease Agreement with Lease I on a month-to-month basis. Based on management's estimate of the increase in the values of the Senior Housing Facilities which occurred between April 1994 and January 1, 1996, as supported by independent appraisals, a sale of the Senior Housing Facilities within ten years of the date of the conversion of ILM Holding to a REIT could result in a built-in gain tax of as much as $2.9 million, which could be reduced by approximately $2.45 million using available net operating loss carryforwards of ILM Holding of approximately $7.2 million.

         The Company's consolidated subsidiary, ILM Holding, has incurred losses for tax purposes since inception. Neither the Company nor ILM Holding is likely to be able to use these losses to offset future tax liabilities, other than the built-in gain above. Accordingly, no income tax benefit is reflected in these consolidated financial statements.

         The Company reports on a calendar year basis for income tax purposes. All distributions during calendar years 1999, 1998 and 1997 were ordinary taxable dividends.

         C.  CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, cash and cash equivalents include all highly liquid investments with original maturities of 90 days or less.

         D.  OPERATING INVESTMENT PROPERTIES

         Operating investment properties are carried at the lower of cost, reduced by accumulated depreciation, or net realizable value. The net realizable value of a property held for long-term investment purposes is measured by the recoverability of the owner's investment through expected future cash flows on an undiscounted basis, which may exceed the property's current market value. The net realizable value of a property held for sale approximates its current market value, as determined on a discounted basis. None of the operating investment properties were held for sale as of August 31, 1999 or 1998. Depreciation expense is provided on a straight-line basis using an estimated useful life of 5 to 40 years for the buildings and improvements and 5 years for the furniture, fixtures and equipment.

         The Company reviews the carrying value of a long-lived asset if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to the long-lived asset, including occupancy trends, local market developments, changes in payments, and other publicly available information. If these external factors indicate the long-lived asset will not be recoverable, based upon undiscounted cash flows of the long-lived asset over its remaining life, the carrying value of the long-lived asset will be reduced by the estimated shortfall of discounted cash flows. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets or their remaining useful lives as of August 31, 1999.

         Mortgage placement fees through August 31, 1999 of $2,256,000 were incurred by the Company and these fees are included in the accompanying balance sheets. Accumulated amortization of mortgage fees at August 31, 1999 and 1998, were $2,163,000 and $1,937,000, respectively. At August 31, 1999 and 1998, loan origination fees of $272,000 and $102,000 relating to the construction loan facility (see Note 6) are included on the accompanying consolidated balance sheet. These fees are being amortized on a straight-line basis over the term of the loan. Accumulated amortization at August 31, 1999 and 1998 was $85,000 and $0, respectively. Capitalized interest for 1999 and 1998 was $31,000 and $0, respectively.

         E.  RENTAL REVENUES

         In fiscal years 1999 and 1998, rental revenues consist of payments due from Lease I under the terms of the Facilities Lease Agreement described in Note
4. Base rental income under the Facilities Lease Agreement is recognized on a straight-line basis over the term of the lease. Deferred rent receivable on the balance sheet as of August 31, 1999 and 1998 represents the difference between rental income on a straight-line basis and rental income received under the terms of the Facilities Lease Agreement.

         F.  FAIR VALUE DISCLOSURES

         FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS: The carrying amount reported on the balance sheet for cash and cash equivalents approximates its fair value due to the short-term maturities of such instruments.

         ACCOUNTS RECEIVABLE - RELATED PARTY: The carrying amount reported on the balance sheet for accounts receivable - related party approximates its fair value due to the short-term nature of such instrument.

3.       RELATED PARTY TRANSACTIONS

         Subject to the supervision of the Company's Board of Directors, assistance in managing the business of the Company was provided by PaineWebber. PaineWebber resigned effective as of June 18, 1997.

         PaineWebber received fees and compensation determined on a agreed-upon basis, in consideration of various services performed in connection with the sale of the shares, the management of the Company and the acquisition, management and disposition of the Company's investments. The type of compensation to be paid by the Company to PaineWebber under the terms of the advisory agreement was as follows.

          (i) Under the former advisory agreement, PaineWebber had specific management responsibilities; to perform day-to-day operations of the Company and to act as the investment advisor and consultant for the Company in connection with general policy and investment decisions. PaineWebber received an annual base fee and an incentive fee of 0.25% and 0.25%, respectively, of the capital contributions of the Company, as defined, as compensation for such services. Incentive fees are subordinated to Shareholders' receipt of distributions of net cash sufficient to provide a return equal to 10% per annum. For the years ended August 31, 1999, 1998 and 1997, PaineWebber earned base management fees totaling $0, $0 and $70,000, respectively. Payment of incentive management fees was suspended effective April 15, 1993 in conjunction with a reduction in the Company's quarterly dividend payments.

          (ii) For its services in finding and recommending investments, PaineWebber received mortgage placement fees equal to 2% of the capital contributions. Mortgage placement fees totaling $1,504,000 were earned by PaineWebber during the Company's investment acquisition period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

          (iii)For its administrative services with respect to all loans, PaineWebber received loan servicing fees equal to 1% of loan amounts. Loan servicing fees totaling $752,000 were earned by PaineWebber during the Company's investment acquisition period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

          (iv) PaineWebber was entitled to receive 1% of disposition proceeds, as defined, until the shareholders have received dividends of net cash equal to their adjusted capital investments, as defined, plus a 12% non-compounded annual return on their adjusted capital investments; all disposition proceeds thereafter until PaineWebber received an aggregate of 5% of disposition proceeds; and, thereafter, 5% of disposition proceeds.

         PaineWebber was reimbursed for its direct expenses relating to the offering of shares, the administration of the Company and the acquisition and operations of the Company's real estate investments. Included in general and administrative expenses on the accompanying statements of income for the years ended August 31, 1999, 1998 and 1997 is $0, $0 and $155,000, respectively, representing reimbursements to PaineWebber for providing certain financial, accounting and investor communication services to the Company.

         Mitchell Hutchins Institutional Investors, Inc. ("Mitchell Hutchins") provided cash management services with respect to the Company's cash assets. Mitchell Hutchins is a subsidiary of Mitchell Hutchins Asset Management, Inc., an independently operated subsidiary of PaineWebber. During fiscal 1999, 1998 and 1997, Mitchell Hutchins earned $0, $0 and $9,000, (included in general and administrative expenses) for managing the Company's cash assets, respectively.

         Lease I has retained Capital to be the property manager of the Senior Housing Facilities and the Company has guaranteed the payment of all fees due to Capital pursuant to a Management Agreement which commenced on July 29, 1996. Lawrence A. Cohen, who, through July 28, 1998, served as President, Chief
Executive Officer and Director of the Company and a Director of Lease I, has also served in various management capacities at Capital Senior Living Corporation since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. As a result, through July 28, 1998, Capital was considered a related party. For the years ended August 31, 1999 and 1998, Capital earned property management fees from Lease I of $1,011,000 and $919,000, respectively.

         On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998 was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1999. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. As of August 31, 1999, the amount advanced to Capital by Lease I and Lease II for legal fees totaled approximately $563,000.

         On September 18, 1997, Lease I entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansion of several of the Senior Housing Facilities. Capital Senior Development, Inc. will receive a fee equal to 7% of the total development costs of these expansions if they are pursued. The Company will reimburse Lease I for all costs related to these potential expansions including fees to Capital Senior Development, Inc. For the years ended August 31, 1999 and 1998, Capital Senior Development, Inc. earned fees from the Company of $41,000 and $212,000, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities. Jeffry R. Dwyer, Secretary and Director of the Company, is a shareholder of Greenberg Traurig, Counsel to the Company and its affiliates since 1997. For the years ended August 31, 1999 and 1998, Greenberg Traurig earned fees from the Company of $1,315,000 and $214,000, respectively.

         Accounts receivable - related party at August 31, 1999 and 1998 represent amounts due from an affiliated company, Lease I, for variable rent. Accounts payable - related party at August 31, 1999 and 1998 represent unbilled legal fees due to Greenberg Traurig, Counsel to the Company and its affiliates and a related party, as described above.

4.       OPERATING INVESTMENT PROPERTIES SUBJECT TO FACILITIES LEASE AGREEMENT

         At August 31, 1999, through its consolidated subsidiary, the Company owned eight Senior Housing Facilities. The name, location and size of the Senior Housing Facilities and the date that the Company made its initial investment in such assets are as set forth below:


                                                                                         Year
                                                         Rentable       Resident       Facility        Date of
             Name                      Location         Units (1)    Capacities (3)     Built       Investment (1)
             ----                      --------         ---------    --------------     -----       --------------

Independence Village of
East Lansing                     East Lansing, MI          161            162            1989          6/29/89
Independence Village of
Winston-Salem                    Winston-Salem, NC         159            161            1989          6/29/89
Independence Village of
Raleigh                          Raleigh, NC               164            205            1991          4/29/91
Independence Village of
Peoria                           Peoria, IL                165            181            1990          11/30/90

Crown Pointe Apartments          Omaha, NE                 135            163            1984          2/14/90

Sedgwick Plaza Apartments        Wichita, KS               150            170            1984          2/14/90

West Shores                      Hot Springs, AR           136            166            1986          12/14/90

Villa Santa Barbara (2)          Santa Barbara, CA         125            125            1979          7/13/92

[FN]

(1) Represents the date of the Company's original mortgage loan to Angeles Housing Concepts, Inc. (see Note 1).

(2) The acquisition of the Santa Barbara Facility was financed jointly by the Company and an affiliated entity, ILM II. All amounts generated from Villa Santa Barbara are equitably apportioned between the Company, together with its consolidated subsidiary, and ILM II, together with its consolidated subsidiary, generally 25% and 75%, respectively. The financial position, results of operations and cash flows include only the 25% allocable portion of the Company's interest in the Santa Barbara Facility. Villa Santa Barbara is owned 25% by ILM Holding and 75% by ILM II Holding, Inc. as tenants in common.

(3) Rentable units represent the number of apartment units and is a measure commonly used in the real estate industry. Resident capacity equals the number of bedrooms contained within the apartment units and corresponds to measures commonly used in the healthcare industry.



         The cost basis of the operating investment properties reflects amounts funded under the Company's participating mortgage loans less certain guaranty payments received from AHC in excess of the net cash flow of the Senior Housing Facilities under the terms of the Exclusivity Agreement with the Company. The transfer of ownership of the Senior Housing Facilities from AHC in fiscal 1994 resulted in no gain or loss recognition by the Company for financial reporting purposes. In accordance with generally accepted accounting principles, the Company had always accounted for its investments in acquisition and construction loans under the equity method, as if such investments were equity interests in a joint venture. Accordingly, the carrying values of such investments were reduced from inception by non-cash depreciation charges and by payments from AHC, prior to the default in fiscal 1993, in excess of the net cash flow generated by the Senior Housing Facilities received pursuant to the guaranty agreement between the Company and AHC. As a result of this accounting treatment, the carrying values of the Company's investment had been reduced below management's estimate of the fair market value of the Senior Housing Facilities as of the effective date of the transfer of ownership. For federal income tax purposes, the investments had always been carried at the contractually stated principal balances of the participating mortgage loans. For tax purposes only, a loss was recognized by the Company in 1994 in the amount by which the stated principal balances of the loans were reduced as of the date of the transfer of ownership.

         As discussed in Note 1, effective April 1, 1994 each Property Company acquired the respective operating property subject to, and assumed the obligations under, the mortgage loan payable to the Company, pursuant to the Settlement Agreement with AHC. The principal balance on each loan was modified to reflect the estimated fair value of the related operating property as of the date of the transfer of ownership. The modified loans require interest-only payments on a monthly basis at a rate of 9.5% from April 1, 1994 through December 1, 1994, 11% for the period January 1 through December 31, 1995, 12.5% for the period January 1 through December 31, 1996, 13.5% for the period January 1 through December 31, 1997, 14% for the period January 1 through December 31, 1998 and 14.5% for the period January 1, 1999 through maturity. In August 1995, each of the Property Companies was merged into ILM Holding. As a result, ownership of the Senior Housing Facilities, as well as the obligation under the loans, is now held by ILM Holding, and the Property Companies no longer exist as separate legal entities. Since ILM Holding is consolidated with the Company in the accompanying financial statements for fiscal 1999 and 1998, the mortgage loans and related interest expense have been eliminated in consolidation.

         Subsequent to the effective date of the Settlement Agreement with AHC, in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code, the Company formed a new corporation, Lease I, for the purpose of operating the Senior Housing Facilities under the terms of a Facilities Lease Agreement. As of August 31, 1995, Lease I, which is taxable as a so-called "C" corporation and not as a REIT, was a wholly-owned subsidiary of the Company. On September 1, 1995, after the Company received the required regulatory approval, it distributed all of the shares of capital stock of Lease I to the holders of record of the Company's common stock. One share of common stock of Lease I was issued for each full share of the Company's common stock held. Prior to the distribution, the Company capitalized Lease I with $700,000 from its existing cash reserves, which was an amount estimated to provide Lease I with necessary working capital.

         The Facilities Lease Agreement is between the Company's consolidated subsidiary, ILM Holding, as owner of the Senior Housing Facilities and Lessor, and Lease I as Lessee. The Lessor has the right to terminate the Facilities Lease Agreement as to any property sold by the Lessor as of the date of such sale. The Facilities Lease Agreement is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities. During the initial term of the Facilities Lease Agreement, which was extended in November 1999 beyond its original expiration date of December 31, 1999, Lease I pays annual base rent for the use of all of the Facilities in the aggregate amount of $6,364,800. Lease I also pays variable rent, on a quarterly basis, for each facility in an amount equal to 40% of the excess of aggregate total revenues for the Senior Housing Facilities, on an annualized basis, over $16,996,000. Variable rental income related to fiscal years 1999 and 1998 was $1,164,000 and $894,000, respectively.

         Condensed balance sheets as of August 31, 1999 and 1998, and condensed statements of operations for the years ended August 31, 1999 and 1998 (in thousands), of Lease I are as follows:


                                                                     1999          1998
                                                                     ----          ----
                  ASSETS

                  Current assets                                     $ 1,447       $ 2,225
                  Furniture, fixtures, and equipment, net                356           609
                  Other assets                                            92           364
                                                                     -------       -------
                                                                     $ 1,895       $ 3,198
                                                                     =======       =======

                  LIABILITIES AND SHAREHOLDERS' EQUITY
                  Current liabilities                                $ 1,370       $ 2,756
                  Other liabilities                                       12            49
                  Shareholders' equity                                   513           393
                                                                     --------      -------
                                                                     $ 1,895       $ 3,198
                                                                     ========      =======
                  STATEMENT OF OPERATIONS
                  Revenues                                           $19,923       $19,294

                  Operating expenses                                  19,530        19,729
                  Income tax expense (benefit)                         (273)          (54)
                                                                     -------       -------
                  Net income (loss)                                  $   120       $ (381)
                                                                     =======       =======



5.       LEGAL PROCEEDINGS AND CONTINGENCIES

         TERMINATION OF MANAGEMENT CONTRACT WITH AHC

         On July 29, 1996, Lease I and ILM Holding ("the Companies") terminated a property management agreement with AHC covering the eight Senior Housing
Facilities leased by Lease I from ILM Holding Companies. The management agreement was terminated for cause pursuant to Sections 1.05 (a) (i), (iii) and
(iv) of the agreement. Simultaneously with the termination of the management agreement, the Companies, together with certain affiliated entities, filed suit against AHC in the United States District Court for the Eastern District of Virginia for breach of contract, breach of fiduciary duty and fraud. The Companies alleged that AHC willfully performed actions specifically in violation of the management agreement and that such actions caused damages to the Companies. Due to the termination of the management agreement for cause, no termination fee was paid to AHC. Subsequent to the termination of the management agreement, AHC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in its domestic state of California. The filing was challenged by the Companies, and the Bankruptcy Court dismissed AHC's case effective October 15, 1996. In November 1996, AHC filed with the Virginia District Court an answer in response to the litigation initiated by the Companies and a counterclaim against ILM Holding. The counterclaim alleged that the management agreement was wrongfully terminated for cause and requested damages which included the payment of a termination fee in the amount of $1,250,000, payment of management fees pursuant to the contract from August 1, 1996 through October 15, 1996, which is the earliest date that the management agreement could have been terminated without cause, and recovery of attorney's fees and expenses.

         The aggregate amount of damages against all parties as requested in AHC's counterclaim exceeded $2,000,000. On June 13, 1997 and July 8, 1997, the court issued orders to enter judgment against the Company and ILM II in the amount of $1,000,000. The orders did not contain any findings of fact or conclusions of law. On July 10, 1997, the Company, ILM II, Lease I and Lease II filed a notice of appeal to the United States Court of Appeals for the Fourth Circuit from the orders.

         On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998 was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1999. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. As of August 31, 1999, the amount advanced to Capital by Lease I and Lease II for legal fees totaled approximately $563,000.

         On August 18, 1998, the Company and its affiliates along with Capital and its affiliates entered into a Settlement Agreement with AHC. Lease I and Lease II agreed to pay $1,625,000 and Capital and its affiliates agreed to pay $625,000 to AHC in settlement of all claims including those related to the Virginia litigation and the California litigation. The Company and its affiliates also entered into an agreement with Capital and its affiliates to mutually release each other from all claims that any such parties may have against each other, other than any claims under the property management agreements. On September 4, 1998, the full settlement amounts were paid to AHC and its affiliates with Lease I paying $975,000 and Lease II paying $650,000.

OTHER LITIGATION

         On May 8, 1998 Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated September 18, 1990, commenced a purported class action on behalf of that trust and all other shareholders of the Company and ILM II in the Supreme Court of the State of New York, County of New York naming the Company, ILM II and their Directors as defendants. The class action complaint alleged that the Directors engaged in wasteful and oppressive conduct and breached fiduciary duties in preventing the sale or liquidation of the assets of the Company and ILM II, diverting certain of their assets. The complaint sought compensatory damages in an unspecified amount, punitive damages, the judicial dissolution of the Company and ILM II, an order requiring the Directors to take all steps to maximize Shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees. On July 8, 1998, the Company and its co-defendants moved to dismiss the complaint on all counts. On December 8, 1998, the Court granted the Company's dismissal motion in part but afforded the plaintiffs leave to amend their complaint. In doing so, the Court accepted the Company's position that all claims relating to the derivative actions were filed improperly. In addition, the Court dismissed common law claims for punitive damages, but allowed plaintiffs to amend their claims to assert claims alleging that the defendants injured shareholders without injuring the Company as a whole.

         On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again purporting to commence a class action, and adding claims under Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 and Rule 10b-5
promulgated thereunder. Even before the Company and the Board of Directors responded to that amended complaint, the Feldman plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital Senior Living Corporation and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file that second amended complaint and to expedite discovery, the Court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in the summer of 1999. On March 9, 1999, the Feldman plaintiffs filed a second amended complaint, which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to the Company's motion to dismiss the second amended complaint, on June 7, 1999 the Court issued an order dismissing the plaintiffs' federal security claims but denying the motion to dismiss plaintiffs' claims for breach of fiduciary duty and judicial dissolution, which motion was addressed to the pleadings and not to the merits of the action.

         On June 21, 1999, the Company and its co-defendants answered the second amended complaint and denied any and all liability and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests, the Company, ILM II and others produced documents to the plaintiffs and depositions of current and former directors and others were taken. Discovery was completed as of July 1, 1999.

         On  July  2,   1999,   the   parties   to  this   action   came  to  an
agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.

         On September 30, 1999, the Court conducted a hearing and on October 4, 1999 issued an order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation of Settlement and any related documents filed with the Court on or before October 15, 1999.

         On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court, which approved the settlement, by order dated October 21, 1999. In issuing that order the Court entered a final judgment dismissing the action and all non-derivative claims of the settlement class against the defendants with prejudice. In its October 4th order, the Court also denied the application by plaintiffs' counsel for payment of attorneys' fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor. On or about October 14, 1999, plaintiffs' counsel reapplied to the Court for fees and expenses. A hearing was held November 5, 1999, in which the Court granted the application for attorney's fees in the amount of $950,000 and costs in the amount of $182,000. Under the Stipulation, if the proposed merger is consummated, Capital Senior Living Corporation is responsible for payment of such attorney's fees and expenses sought under this application, and if the proposed merger is not consummated and if the Company and ILM II enter into a transaction having similar effect to the merger with a third party, then the company and ILM II are responsible for such fees and expenses.

6.       CONSTRUCTION LOAN FINANCING

         During 1999, the Company secured a construction loan facility with a major bank that provides the Company with up to $24.5 million to fund the capital costs of the potential expansion programs. The construction loan facility is secured by a first mortgage of the Senior Housing Facilities and collateral assignment of the Company's leases of such properties. The loan expires December 31, 2000, with possible extensions through September 29, 2003. Principal is due at expiration. Interest is payable monthly at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. Amounts outstanding under the loan at August 31, 1999, were approximately $2.1 million. Loan origination fees of $272,000 were paid in connection with this loan facility and are being amortized over the term of the loan.

7.       SUBSEQUENT EVENT

         On September 15, 1999, the Company's Board of Directors declared a quarterly dividend for the quarter ended August 31, 1999. On October 15, 1999, a dividend of $0.2125 per share of common stock, totaling $1,598,000, was paid to the Shareholders of record as of September 30, 1999.

Schedule III - Real Estate and Accumulated Depreciation

                                                              ILM SENIOR LIVING, INC.
                                           CONSOLIDATED SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                                  August 31, 1999
                                                              (Amounts in thousands)

                                                           Costs
                                   Initial Cost of       Capitalized            Gross Amount at Which Carried
                                       ILM (2)           (Removed to                   At End of Year
                                                         Subsequent
                                                             to)
                                                          Acquisition
                                                             of                   Buildings &    Unamor                    Accu-
                                           Buildings &    Building &              Buildings &     tized                   mulated
                       Encum-               Improve-      Improve-                 Improve-      Mortgage                Deprecia-
  Description         brances(1)  Land       ments         ments(3)       Land     ments(5)       Fees(5)       Total     tion(5)
  -----------         ----------  ----       -----         --------       ----     --------       -------       -----     -------


CONGREGATE CARE  FACILITIES:

East Lansing,
Michigan               $ 8,950     $ 422      $ 9,251       $ (2,881)      $ 558       $ 6,138        $ 345     $7,041    $ (2,042)
Winston-Salem,
North Carolina           5,750       520        8,883         (3,881)        337         4,855          336      5,528      (1,938)
Raleigh,
North Carolina           8,350     1,021       10,992         (3,414)      1,378         7,455          429      9,262      (2,210)
Peoria,
Illinois                 8,350       524       10,867         (2,831)        492         7,736          408      8,636      (2,173)
Omaha,
Nebraska                 8,200       430        8,092             521      1,029         8,315          305      9,649      (2,136)
Wichita,
Kansas                   8,350       388        5,381             174        367         5,379          207      5,953      (1,716)
Hot Springs,
Arkansas                 5,350       290        3,187           (736)        361         2,339          125      2,825        (781)
Santa Barbara,
California               1,698       387        1,086            (63)        399           928          101      1,428        (421)
                       -------    ------      -------       ---------     ------       -------       ------    -------    ---------
                       $54,998    $3,982      $57,739       $(13,111)     $4,921       $43,145       $2,256    $50,322    $(13,417)
                       =======    ======      =======       =========     ======       =======       ======    =======    =========






                                                                        Life on Which
                                                                        Depreciation
                                                                          in Latest
                                                                           Income
                          Accumulated         Date of        Date         Statement
                        Amortization (5)   Construction    Acquired      is Computer


East Lansing,
Michigan                          $ (350)      1989           6/29/89        5-40 yrs.
Winston-Salem, North
Carolina                            (339)      1989           6/29/89        5-40 yrs.
Raleigh, North
Carolina                            (412)      1991           4/29/91        5-40 yrs.
Peoria, Illinois                    (389)      1990          11/30/90        5-40 yrs.
Omaha, Nebraska                     (292)      1985           2/14/90        5-40 yrs.
Wichita, Kansas                     (198)      1985           2/14/90        5-40 yrs.
Hot Springs, Arkansas               (111)      1987          12/14/90        5-40 yrs.
Santa Barbara,
California                           (72)      1979           7/13/92        5-40 yrs.
                                  -------
                                 $(2,163)
                                 ========

[FN]


(1)  Encumbrances   represent  first  mortgage  loans  between  ILM  Holding  as mortgagor and the Company as mortgagee. Such loans are eliminated in consolidation in the accompanying Consolidated Financial Statements (see
     Note 4).

(2) Initial cost to the Company represents the aggregate advances made by the Company on the loans secured by the Facilities which were made to AHC prior to the default and foreclosure actions described in Notes 1 and 4 to the Consolidated Financial Statements and costs incurred relating to capitalized interest.

(3) Costs removed subsequent to acquisition reflect the guaranty payments received by the Company from AHC under the terms on the Exclusivity Agreement as discussed further in Notes 1 and 4 to the Consolidated Financial Statements.

(4) The aggregate cost of real estate owned at August 31, 1999 for Federal income tax purposes is approximately $57,621,000.

(5) Certain numbers have been reclassified to conform to the current year's presentation.




                                                                                1999       1998       1997
                                                                                ----       ----       ----
     (5)  Reconciliation of real estate owned:
          Balance at beginning of period                                        $50,138    $49,143    $48,610
            Acquisitions and improvements - year ended 8/31/99                      184         --         --
            Acquisitions and improvements - year ended 8/31/98                       --        995         --
            Acquisitions and improvements - year  ended 8/31/97                      --         --        533
                                                                                -------    -------    -------
            Balance at end of period                                            $50,322    $50,138    $49,143
                                                                                =======    =======    =======

     (6)  Reconciliation of accumulated depreciation and amortization:
            Balance at beginning of period                                      $14,069    $12,556    $11,048
              Depreciation and amortization expense - year ended 8/31/99          1,511         --         --
              Depreciation and amortization expense - year ended 8/31/98             --      1,513         --
              Depreciation and amortization expense - year ended 8/31/97             --         --      1,508
                                                                                -------    --------   -------
            Balance at end of period                                            $15,580    $14,069    $12,556
                                                                                =======    =======    =======


                                                         ILM I LEASE CORPORATION

                                                              BALANCE SHEETS
                                                May 31, 2000 (Unaudited) and August 31, 1999
                                               (Dollars in thousands, except per share data)


                                     ASSETS

                                                                      MAY 31, 2000       AUGUST 31, 1999
                                                                      ------------       ---------------


               Cash and cash equivalents                                   $ 1,632                $1,066
               Accounts receivable, net                                        245                   102
               Tax refund receivable                                             1                     1
               Prepaid expenses and other assets                               266                   278
                                                                           -------                ------
                   Total current assets                                      2,144                 1,447
               Furniture, fixtures and equipment                             1,548                 1,299
               Less:  accumulated depreciation                             (1,522)                 (943)
                                                                           -------                ------
                                                                                26                   356
               Deferred tax asset, net                                          92                    92
                                                                           -------               -------
                                                                           $ 2,262               $ 1,895
                                                                           =======               =======


                                         LIABILITIES AND SHAREHOLDERS' EQUITY

               Accounts payable and accrued expenses                       $ 1,051               $   862
               Real estate taxes payable                                       489                   190
               Accounts payable - related party                                318                   311
               Security deposits                                                 8                     7
                                                                           -------               -------
                   Total current liabilities                                 1,866                 1,370
               Deferred rent payable                                            --                    12
                                                                           -------               -------
                   Total liabilities                                         1,866                 1,382
               Contingencies
               Shareholders' equity:
                 Common stock, $0.01 par value,
                    20,000,00 shares authorized
                    7,519,430 issued and outstanding                            75                    75
                 Additional paid-in capital                                    625                   625
                 Accumulated deficit                                         (304)                 (187)
                                                                           -------               -------
                   Total shareholders' equity                                  396                   513
                                                                           $ 2,262               $ 1,895
                                                                           =======               =======



                                                         See accompanying notes.



                                                         ILM I LEASE CORPORATION

                                                        STATEMENTS OF OPERATIONS
                                                For the nine and three months ended May
                                                     31, 2000 and 1999 (Unaudited)
                                             (Dollars in thousands, except per share data)

                                                                       NINE MONTHS          THREE MONTHS
                                                                          ENDED                 ENDED
                                                                         MAY 31                MAY 31
                                                                    2000         1999         2000       1999
                                                                    ----         ----         ----       ----

      REVENUES

        Rental and other income                                     $ 15,069     $ 14,895     $ 5,033     $4,987
        Interest income                                                   12           12           5          4
                                                                    --------     --------      ------     ------
                                                                       5,081       14,907       5,038      4,991
      EXPENSES
        Master lease rent expense                                      5,690        5,605       1,905      1,877
        Dietary and food service salaries, wages and expenses          2,799        2,743         930        937
        Administrative salaries, wages and expenses                    1,195        1,042         428        372
        Marketing salaries, wages and expenses                           720          682         238        225
        Utilities                                                        612          607         198        194
        Repairs and maintenance                                          511          520         178        169
        Real estate taxes                                                632          623         210        210
        Property management fees                                         776          778         230        241
        Other property operating expenses                              1,145        1,131         385        380
        General and administrative                                       262          228          75         87
        Directors compensation                                            46           39          14         12
        Professional fees                                                231          291          37        116
        Depreciation expense                                             579          320          97        114
                                                                    --------     --------      ------     ------
                                                                      15,198       14,609       4,925      4,934
                                                                    --------     --------      ------     ------

      Income (loss) before taxes                                       (117)          298         113         57

      Income tax expense (benefit):
        Current                                                           --           --          --         --
        Deferred                                                          --          120          --         24
                                                                    --------     --------      ------     ------
                                                                          --          120          --         24
                                                                    --------     --------      ------     ------


      NET (LOSS) INCOME                                             $  (117)     $    178     $   113     $   33
                                                                    ========     ========     =======     ======

      Basic (loss) earnings per share of common stock               $ (0.02)     $   0.02     $(0.02)     $ 0.00
                                                                    ========     ========     =======     ======



         The above (loss) earnings per share of common stock is based upon the 7,519,430 shares outstanding for each period.

                                                         See accompanying notes.



                                                         ILM I LEASE CORPORATION

                                             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                       For nine months ended May 31, 2000 and 1999 (Unaudited)
                                            (Dollars in thousands, except per share data)



                                             COMMON STOCK               ADDITIONAL        RETAINED
                                            $.01 PAR VALUE              PAID-IN          EARNINGS
                                            --------------              CAPITAL          (DEFICIT)         TOTAL
                                         SHARES         AMOUNT          -------           --------         -----
                                         ------         ------



  Balance at August 31, 1998           7,519,430       $    75          $     625       $    (307)         $   393

  Net income                                  --            --                 --              178             178
                                       ---------       -------          ---------       ----------         -------

  Balance at May 31, 1999              7,519,430       $    75          $     625       $    (129)         $   571
                                       =========       =======          =========       ==========         =======

  Balance at August 31, 1999           7,519,430       $    75          $     625       $    (187)         $   513

  Net loss                                    --            --                 --            (117)           (117)
                                       ---------       -------          ---------       ----------         -------

  Balance at May 31, 2000              7,519,430       $    75          $     625       $    (304)         $   396
                                       =========       =======          =========       ==========         =======



                                                         See accompanying notes.


                                                         ILM I LEASE CORPORATION

                                                         STATEMENTS OF CASH FLOWS

                                       For the nine months ended May 31, 2000 and 1999 (Unaudited)
                                                          (Dollars in thousands)

                                                                                NINE MONTHS ENDED
                                                                                      MAY 31
                                                                                      ------
                                                                                2000         1999
                                                                                ----         ----

          Cash flows from operating activities:
            Net (loss) income                                                  $ (117)      $   178
            Adjustments to reconcile net (loss) income to net cash
              Provided by (used in) operating activities:
               Depreciation expense                                                579          320
               Deferred tax expense (benefit), net                                  --          120
               Changes in assets and liabilities:
                 Accounts receivable, net                                        (143)         (74)
                 Tax refund receivable                                              --          144
                 Prepaid expenses and other assets                                  12          (7)
                 Accounts payable and accrued expenses                             189        (222)
                 Accounts payable - related party                                    7         (41)
                 Termination fee payable                                            --        (975)
                 Real estate taxes payable                                         299          143
                 Deferred rent payable                                            (12)         (27)
                 Security deposits                                                   1          (1)
                                                                               -------      -------

          Net cash provided by (used in) operating activities                      815        (442)
                                                                               -------      -------
          Cash flows from investing activities:
            Additions to operating investment properties                         (249)        (198)
                                                                               -------      -------

          Net cash used in investing activities                                  (249)        (198)
                                                                               -------      -------

          Net increase (decrease) in cash and cash equivalents                     566        (640)

          Cash and cash equivalents, beginning of period
                                                                                 1,066        1,897
                                                                               -------      -------
          Cash and cash equivalents, end of period                             $ 1,632      $ 1,257
                                                                               =======      =======

          SUPPLEMENTAL DISCLOSURE:

          Cash paid during the period for state income taxes                   $    13      $     4
                                                                               =======      =======



                                                         See accompanying notes.

                             ILM I LEASE CORPORATION

                    Notes to Financial Statements (Unaudited)

1.       GENERAL

         The accompanying financial statements, footnotes and discussions should be read in conjunction with the financial statements and footnotes contained in ILM I Lease Corporation's (the "Company") Annual Report on Form 10-K for the year ended August 31, 1999. In the opinion of management, the accompanying interim financial statements, which have not been audited, reflect all adjustments necessary to present fairly the results for the interim periods. All of the accounting adjustments reflected in the accompanying interim financial statements are of a normal recurring nature.

         The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles for interim financial information, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of May 31, 2000, and revenues and expenses for each of the nine- and three-month periods ended May 31, 2000 and 1999. Actual results may differ from the estimates and assumptions used. Certain numbers in the prior period's financial statements have been reclassified to conform to the current period's presentation. The results of operations for the nine- and three-month periods ended May 31, 2000, are not necessarily indicative of the results to be expected for the year ending August 31, 2000.

         The Company was incorporated on September 12, 1994 under the laws of the State of Virginia by ILM Senior Living, Inc., a Virginia finite-life corporation ("ILM I"), formerly PaineWebber Independent Living Mortgage Fund, Inc., to operate eight rental housing projects that provide independent-living and assisted-living services for independent senior citizens ("the Senior Housing Facilities") under a facilities lease agreement dated September 1, 1995 (the "Facilities Lease Agreement"), between the Company, as lessee, and ILM Holding, Inc. ("ILM Holding"), as lessor, and a direct subsidiary of ILM I. The Company's sole business is the operation of the Senior Housing Facilities.

         ILM I made mortgage loans to Angeles Housing Concepts, Inc. ("AHC") secured by the Senior Housing Facilities between June 1989 and July 1992. In March 1993, AHC defaulted under the terms of such mortgage loans and in connection with the settlement of such default, title to the Senior Housing
Facilities was transferred, effective April 1, 1994, to certain indirect subsidiaries of ILM I, subject to the mortgage loans. Subsequently, these property-owning subsidiaries were merged into ILM Holding. As part of the fiscal 1994 settlement agreement with AHC, AHC was retained as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement, which was assigned to the Company as of September 1, 1995 and subsequently terminated in July 1996. ILM I is a public company subject to the reporting obligations of the Securities and Exchange Commission.

         In July 1996, following termination of the property management agreement with AHC, the Company entered into a property management agreement (the "Management Agreement") with Capital Senior Management 2, Inc. ("Capital") to handle the day-to-day operations of the Senior Housing Facilities. Lawrence
A. Cohen, who served through July 28, 1998 as a Director of the Company and President, Chief Executive Officer and Director of ILM I, has also served in various management capacities at Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. As a result, the Management Agreement with Capital was considered a related party transaction (see Note 3) through July 28, 1998.

AGREEMENT AND PLAN OF MERGER WITH CAPITAL SENIOR LIVING CORPORATION

         On February 7, 1999, ILM I entered into an agreement and plan of merger, which was amended and restated on October 19, 1999, with Capital Senior Living Corporation ("CSLC"), the corporate parent of Capital, and certain affiliates of Capital. On April 18, 2000, ILM I entered into a First Amendment to the Amended and Restated Agreement and Plan of Merger dated October 19, 1999.

         At a special meeting of Shareholders on June 22, 2000, holders of more than two-thirds of the outstanding shares of ILM's common stock voted in favor of approval of the proposed Amended and Restated Agreement and Plan of Merger dated October 19, 1999, as amended on April 18, 2000. Subject to the satisfaction of certain conditions, consummation of the merger is expected to occur on or about July 31, 2000. The agreement presently provides that it may be terminated if the merger is not consummated by September 30, 2000.

         The Facilities Lease Agreement was extended on a month-to-month basis as of December 31, 1999, beyond its original expiration date of December 31, 1999, and may be terminated at the election of ILM Holding upon sale of ILM Holding's senior living communities to a non-affiliated third party.

         In connection with the merger, on June 2, 2000, the Company received notice from ILM Holding indicating that the Facilities Lease Agreement would terminate on the date of consummation of the pending merger of ILM I and Capital. Subject to the satisfaction of certain conditions and the receipt of requisite approvals, consummation of the merger is expected to occur on or about July 31, 2000. There can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.

         If the merger is consummated, the Company's operations would not be expected to continue beyond the termination of the Facilities Lease Agreement. Additionally, upon such termination, it is currently expected that the Company would have nominal value after payment of expenses and other costs, and the Board accordingly would review the Company's status and continued existence. The Company plans to adopt a liquidation basis of accounting if the Facilities Lease Agreement is terminated. At present, it is expected that liquidation would be completed by the end of Calendar Year 2000. If the merger is not consummated, it is anticipated that the Facilities Lease Agreement will remain in full force and effect pursuant to its terms.

2.       THE FACILITIES LEASE AGREEMENT

         ILM Holding (the "Lessor") leases the Senior Housing Facilities to the Company (the "Lessee") pursuant to the Facilities Lease Agreement. Such lease was extended on a month-to-month basis as of December 31, 1999, beyond its original expiration date of December 31, 1999. Accordingly, it is terminable upon 30 days' notice to the Company. As noted above, ILM I has entered into an agreement and plan of merger with Capital Senior Living Corporation and certain affiliates of Capital, and has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement on the date of consummation of the pending merger of ILM I and Capital. The lease is accounted for as an operating lease in the Company's financial statements.

         Descriptions  of  the  properties   covered  by  the  Facilities  Lease
Agreement between the Company and ILM Holding are summarized as follows:

                                                                 YEAR
                                                               FACILITY        RENTABLE           RESIDENT
                 NAME                       LOCATION             BUILT        UNITS (2)        CAPACITIES (2)
                 ----                       --------             -----        ---------        --------------

   Independence Village of East
   Lansing                            East Lansing, MI           1989            161                162
   Independence Village of
   Winston-Salem                      Winston-Salem, NC          1989            159                161
   Independence Village of
   Raleigh                            Raleigh, NC                1991            164                205
   Independence Village of
   Peoria                             Peoria, IL                 1990            166                183
   Crown Point Apartments             Omaha, NE                  1984            135                163
   Sedgwick Plaza Apartments          Wichita, KS                1984            150                170
   West Shores                        Hot Springs, AR            1986            136                166
   Villa Santa Barbara (1)            Santa Barbara, CA          1979            125                125


[FN]

(1) The Company operates Villa Santa Barbara under a co-tenancy arrangement with an affiliated company, ILM II Lease Corporation ("Lease II"). The Company has entered into an agreement with Lease II regarding such joint tenancy. Lease II was formed for similar purposes as the Company by an affiliated company, ILM II Senior Living, Inc. ("ILM II"), a subsidiary of which owns a portion of the Villa Santa Barbara property. The portion of the Senior Housing Facility leased by the Company represents 25% of the total project. Villa Santa Barbara is 25% owned by ILM Holding and 75% by ILM II Holding, Inc., a direct subsidiary of ILM II, as tenants in common. Upon the sale of ILM I or ILM II, arrangements would be made to transfer the Santa Barbara facility to the selling joint tenant (or one of its subsidiaries). The property was extensively renovated in 1995.

(2) Rentable units represent the number of apartment units and is a measure commonly used in the real estate industry. Resident capacity equals the number of bedrooms contained within the apartment units and corresponds to measures commonly used in the healthcare industry.


         Pursuant to the Facilities Lease Agreement, the Company pays annual base rent for the use of the Senior Housing Facilities in the aggregate amount of $6,364,800. The facilities lease is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM Holding, as Lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities. Also, any fixed assets of the Company at a Senior Housing Facility would remain with the Senior Housing Facility at the termination of the lease. The Company also pays variable rent, on a quarterly basis, for each facility in an amount equal to 40% of the excess of aggregate total revenues for the Senior Housing Facilities, on an annualized basis, over $16,996,000. Variable rent was $929,000 and $313,000 for the nine- and three-month periods ended May 31, 2000, respectively, compared to $859,000 and $295,000 for the nine- and three- month periods ended May 31, 1999, respectively.

         The Company's use of the properties is limited to use as Senior Housing Facilities. The Company has responsibility to obtain and maintain all licenses, certificates and consents needed to use and operate each Senior Housing Facility, and to use and maintain each Senior Housing Facility in compliance with all local board of health and other applicable governmental and insurance regulations. The Senior Housing Facilities located in Arkansas, California and Kansas are licensed by such states to provide assisted living services. In addition, various health and safety regulations and standards, which are enforced by state and local authorities, apply to the operation of all the Senior Housing Facilities. Violations of such health and safety standards could result in fines, penalties, closure of a Senior Housing Facility, or other sanctions.

3.       RELATED PARTY TRANSACTIONS

         The Company retained Capital to be the property manager of the Senior Housing Facilities pursuant to the Management Agreement which commenced on July 29, 1996. Lawrence A. Cohen, who served through July 28, 1998 as a Director of the Company and President, Chief Executive Officer and Director of ILM I, has also served in various management capacities at Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. The Management Agreement is co-terminous with the Facilities Lease Agreement. Because the Facilities Lease Agreement was extended beyond December 31, 1999 on a month-to-month basis, the scheduled expiration date of the Management Agreement has been extended on a month-to-month basis as well, but not beyond July 29, 2001. In connection with the Agreement and Plan of Merger discussed in Note 1, the Management Agreement with Capital will be terminated upon consummation of the merger. Under the terms of the Management Agreement, Capital earns a base management fee equal to 4% of the gross operating revenues of the Senior Housing Facilities, as defined. Capital also earns an incentive management fee equal to 25% of the amount by which the "net cash flow" of the Senior Housing Facilities, as defined, exceeds a specified base amount. Each August 31, the base amount is increased based on the percentage increase in the Consumer Price Index as well as 15% of Senior Housing Facility expansion costs. ILM I has guaranteed the payment of all fees due to Capital under the terms of the Management Agreement. For the nine- and three-month periods ended May 31, 2000, Capital earned property management fees from the Company of $776,000 and $230,000, respectively, compared to $778,000 and $241,000 for the nine- and three-month periods ended May 31, 1999, respectively.

         On September 18, 1997, the Company entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansions of several of the Senior Housing Facilities. Capital Senior Development, Inc. would receive a fee equal to 7% of the total development costs of these expansions if they are pursued. ILM Holding would also reimburse the Company for all costs related to these potential expansions including fees to Capital Senior Development, Inc. For the nine- and three-month periods ended May 31, 2000 and 1999, Capital Senior Development, Inc. earned no fees from the Company for managing pre-construction development activities for potential expansions of the Senior Housing Facilities.

         Jeffry R. Dwyer, Secretary, President and Director of the Company, is a shareholder of Greenberg Traurig, Counsel to the Company and its affiliates since 1997. For the nine- and three-month periods ended May 31, 2000 Greenberg Traurig earned fees from the Company of $22,000 and $2,000, respectively. For the nine- and three-month periods ended May 31, 1999, Greenberg Traurig earned fees from the Company of $32,000 and $0, respectively.

         Accounts payable - related party at May 31, 2000 includes $313,000 for variable rent payable to ILM Holding; $4,000 in minor reimbursements due to related parties and $1,000 for accrued legal fees due to Greenberg Traurig, Counsel to the Company and a related party. Accounts payable - related party at August 31, 1999 includes $305,000 for variable rent payable to ILM Holding and $6,000 for accrued legal fees due to Greenberg Traurig, Counsel to the Company and its affiliates and a related party.

4.       LEGAL PROCEEDINGS AND CONTINGENCIES

         The Company has pending claims incurred in the normal course of business which, in the opinion of the Company's Board of Directors, will not have a material effect on the financial statements of the Company.

5.       CONSTRUCTION LOAN FINANCING

         ILM I and the Company have secured a construction loan facility with a major bank that will provide ILM I with up to $24.5 million to fund the capital costs of the potential expansion programs. The construction loan facility is secured by a first mortgage of the Senior Housing Facilities and collateral assignment of the Company's leases of such properties. The loan has a three-year term with interest accruing at a rate equal to LIBOR plus 1.10% or prime plus 0.5%. The loan term can be extended for an additional two years beyond its maturity date with monthly payments of principal and interest on a 25-year amortization schedule. Loan origination costs in connection with this loan facility are being amortized by ILM I over the life of the loan.

         On June 7, 1999, ILM I borrowed $2,093,000 under the construction loan facility to fund the pre-construction capital costs, incurred through April 1999, of the potential expansions of the Senior Housing Facilities, leaving approximately $22.4 million unused and available. The Company is a co-borrower on the construction loan.

6.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts Payable and Accrued Expenses at May 31, 2000, includes the following:

                  Accounts Payable                             $  714
                  Accrued Expenses                                337
                                                              -------

                           Total                               $1,051
                                                               ======


7.       SUBSEQUENT EVENT

         On June 2, 2000, ILM I caused Holding I to notify the Company that the Facilities Lease Agreement would terminate on the date of consummation of the pending merger of the Company with CSLC. Subject to the satisfaction of certain conditions and the receipt of requisite approvals, consummation of the merger is expected to occur on or about July 30, 2000. If the merger is not consummated, it is anticipated that the Facilities Lease Agreement will remain in full force and effect pursuant to its terms.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS






The Shareholders of
ILM I Lease Corporation:

         We have audited the accompanying balance sheets of ILM I Lease Corporation as of August 31, 1999 and 1998, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ILM I Lease Corporation at August 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1999, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP




Dallas, Texas
October  22, 1999
except for Note 1, as to which the date is November 16, 1999


                                                    ILM I LEASE CORPORATION

                                                        BALANCE SHEETS
                                                   August 31, 1999 and 1998
                                         (Dollars in thousands, except per share data)


                                                                                   1999       1998
                                                                                   ----       ----
                                                     ASSETS


              Cash and cash equivalents                                           $1,066     $1,897
              Accounts receivable, net                                               102         56
              Tax refunds receivable                                                   1        145
              Prepaid expenses and other assets                                      278        127
                                                                                  ------     ------

                  Total current assets                                             1,447      2,225
              Furniture, fixtures and equipment                                     1,29        999
              Less: accumulated depreciation                                       (943)      (390)
                                                                                  ------     ------
                                                                                     356        609
              Deferred tax asset, net                                                 92        364
                                                                                  ------     ------
                                                                                  $1,895     $3,198
                                                                                  ======     ======


                                      LIABILITIES AND SHAREHOLDERS' EQUITY


              Accounts payable and accrued expenses                               $  868     $1,123
              Termination fee payable                                                  -        975
              Real estate taxes payable                                              190        213
              Accounts payable - related party                                       305        438
              Security deposits                                                        7          7
                                                                                       -          -
                  Total current liabilities                                        1,370      2,756
              Deferred rent payable                                                   12         49
                                                                                  ------     ------
                  Total liabilities                                                1,382      2,805
              Commitments and contingencies
              Shareholders' equity:
                Common stock, $0.01 par value, 20,000,000 shares
                  authorized, 7,519,430 shares issued and outstanding                 75         75
              Additional paid-in capital                                             625        625
              Accumulated deficit                                                  (187)      (307)
                                                                                  ------     ------
                  Total shareholders' equity                                         513        393
                                                                                  ------     ------
                                                                                  $1,895     $3,198
                                                                                  ======     ======



                                                         See accompanying notes.



                                                       ILM I LEASE CORPORATION

                                                      STATEMENTS OF OPERATIONS
                                         For the years ended August 31, 1999, 1998 and 1997
                                           (Dollars in thousands, except per share data)


                                                                             1999        1998        1997
                                                                             ----        ----        ----
      REVENUES:

        Rental and other income                                              $19,907     $19,232     $18,049
        Interest income                                                           16          62          72
                                                                             -------     -------     -------
                                                                              19,923      19,294      18,121
      EXPENSES:
        Facilities lease rent expense                                          7,492       7,222       6,643
        Dietary and food service salaries, wages and expenses                  3,664       3,566       3,431
        Administrative salaries, wages and expenses                            1,420       1,218       1,277
        Marketing salaries, wages and expenses                                   931         856         883
        Utilities                                                                839         834         850
        Repairs and maintenance                                                  732         661         666
        Real estate taxes                                                        836         827         816
        Property management fees                                               1,008         919         841
        Other property operating expenses                                      1,507       1,486       1,574
        General and administrative                                               222         264          66
        Directors compensation                                                    52          81          31
        Professional fees                                                        273       1,123         778
        Termination fee expense                                                   --         375         600
        Advisory fees                                                             --          --          70
        Depreciation expense                                                     553         297          74
                                                                              ------      ------      ------
                                                                              19,530      19,729      18,600
                                                                              ------      ------      ------
      Income (loss) before income taxes                                          393       (435)       (479)

      Income tax expense (benefit):
        Current                                                                   --          --          92
        Deferred                                                                 273        (54)       (284)
                                                                              ------      ------      ------
                                                                                 273        (54)       (192)
                                                                              ------      ------      ------
      NET INCOME (LOSS)                                                       $  120     $ (381)     $ (287)
                                                                              ======     =======     =======

      NET INCOME (LOSS) PER SHARE OF COMMON STOCK                             $ 0.01     $(0.05)     $(0.04)
                                                                              ======     =======     =======


       The above net income (loss) per share of common stock is based upon the weighted average number of shares outstanding for the years ended August 31, 1999, 1998 and 1997 of 7,519,430.

                                                         See accompanying notes.



                                                           ILM I LEASE CORPORATION

                                               STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                            For the years ended August 31, 1999, 1998 and 1997
                                               (Dollars in thousands, except per share data)


                                                COMMON STOCK            ADDITIONAL         RETAINED
                                               $.01 PAR VALUE             PAID-IN          EARNINGS
                                            SHARES        AMOUNT          CAPITAL          (DEFICIT)         TOTAL
                                            ------        ------          -------          ---------         -----

BALANCE AT AUGUST 31, 1996                 $7,519,430    $   75           $    625         $    361       $  1,061
Net loss

                                                   --        --                 --            (287)          (287)
                                           ----------    ------           --------         --------       --------
BALANCE AT AUGUST 31, 1997                  7,519,430        75                625               74            774
Net loss
                                                   --        --                 --            (381)          (381)
                                           ----------    ------           --------         --------       --------
BALANCE AT AUGUST 31, 1998                  7,519,430        75                625            (307)            393
Net income

                                                   --        --                 --              120            120
                                            ---------    ------           --------         --------       --------
BALANCE AT AUGUST 31, 1999                  7,519,430    $   75           $    625         $  (187)       $    513
                                            =========    ======           ========         ========       ========




                                                         See accompanying notes.


                                                       ILM I LEASE CORPORATION

                                                       STATEMENTS OF CASH FLOWS
                                        For the years ended August 31, 1999, 1998 and 1997
                                                            (In thousands)

                                                                                1999        1998       1997
                                                                                ----        ----       ----

Cash flows from operating activities:
  Net income (loss)                                                               $ 120      $(381)     $(287)
  Adjustments to reconcile net income (loss) to net cash (used in)
     provided by operating activities:
     Depreciation expense                                                           553         297         74
    Deferred tax benefit,  net                                                      272        (54)      (284)
    Changes in assets and liabilities:
     Accounts receivable - related party                                             --          93         --
     Accounts receivable, net                                                      (46)        (56)         77
     Tax refund receivable                                                          144       (145)         --
     Prepaid expenses and other assets                                            (151)         132          8
     Accounts payable and accrued expenses                                        (255)         241         19
     Accounts payable - related party                                             (133)         322      (422)
     Termination fee payable                                                      (975)         375        600
     Real estate taxes payable                                                     (23)          43      (130)
     Security deposits                                                               --           2         --
     Deferred rent payable                                                         (37)         (37)      (37)
                                                                                 ------       ------    ------
       Net cash (used in) provided by operating activities                        (531)         832      (382)
                                                                                 ------       ------    ------

Cash flows from investing activities:
  Additions to furniture, fixtures and equipment                                  (300)       (408)      (330)
                                                                                 ------       ------    ------

Net cash used in investing activities                                             (300)       (408)      (330)

Net (decrease) increase in cash and cash equivalents                              (831)         424      (712)

Cash and cash equivalents, beginning of period                                    1,897       1,473      2,185
                                                                                 ------     -------    -------

Cash and cash equivalents, end of period                                         $1,066     $ 1,897    $ 1,473
                                                                                 ======     =======    =======

SUPPLEMENTAL DISCLOSURE:

Cash paid during the period for income taxes                                     $  126     $   201    $   181
                                                                                 ======     =======    =======



                                                         See accompanying notes.

                             ILM I LEASE CORPORATION

                          Notes to Financial Statements

1.       ORGANIZATION, RESTRUCTURING, AND NATURE OF OPERATIONS

         ILM I Lease Corporation ("the Company") was organized as a corporation on September 12, 1994 under the laws of the state of Virginia. Through August 31, 1995, the Company had no significant operations. The Company was formed by ILM Senior Living, Inc. ("ILM I"), formerly PaineWebber Independent Mortgage Fund, Inc., to operate eight rental housing projects that provide independent living and assisted living services for independent senior citizens ("the Senior Housing Facilities") under a Facilities Lease Agreement. ILM I initially made mortgage loans to Angeles Housing Concepts, Inc. ("AHC") secured by the Senior Housing Facilities between June 1989 and July 1992. In March 1993, AHC defaulted under the terms of such mortgage loans and in connection with the settlement of such default, title to the Senior Housing Facilities was transferred, effective April 1, 1994, to certain majority-owned, indirect subsidiaries of ILM I, subject to the mortgage loans. Subsequently, the indirect subsidiaries of LM I were merged into ILM Holding, Inc. ("ILM Holding"). As part of the fiscal 1994 Settlement Agreement with AHC, AHC was retained as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement which was assigned to the Company as of September 1, 1995. As discussed further in Note 6, the management agreement with AHC was terminated in July 1996.

         ILM I has elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended ("the Code"), for each taxable year of operations. In order to maintain its status as a REIT, 75% of ILM I's annual gross income must be Qualified Rental Income as defined by the Code. The rent paid by the residents of the Senior Housing Facilities likely would not be deemed to be Qualified Rental Income because of the extent of services provided to residents. Consequently, the operation of the Senior Housing Facilities by ILM I or its subsidiaries over an extended period of time could adversely affect ILM I's status as a REIT. Therefore, ILM I formed the Company to operate the Senior Housing Facilities, and by means of a distribution, transferred the ownership of the common stock of the Company to the holders of ILM I common stock on September 1, 1995 (see Note 4). Because the Company, which is taxed as a so-called "C" corporation, is no longer a subsidiary of ILM I, it can receive service-related income without endangering the REIT status of ILM I.

         The Company's sole business is the operations of the Senior Housing Facilities. The Company leases the Senior Housing Facilities from ILM Holding, which is now a subsidiary of ILM I that holds title to the Senior Housing Facilities, pursuant to a Facilities Lease Agreement. Such lease was extended on a month-to-month basis on November 16, 1999 beyond its original expiration date of December 31, 1999. ILM I has entered into an agreement and plan of merger with Capital Senior Living Corporation and certain affiliates of Capital, and has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement immediately prior to the effective time of the merger. While there can be no assurance, consummation of the merger is presently anticipated in the first quarter of calendar year 2000. The lease is accounted for as an operating lease in the Company's financial statements.

         In July 1996, following the termination of the property management agreement with AHC, the Company entered into a property management agreement (the "Management Agreement") with Capital Senior Management 2, Inc. ("Capital") to handle the day-to-day operations of the Senior Housing Facilities. Lawrence
A. Cohen, who served through July 28, 1998 as a Director of the Company and President, Chief Executive Officer and Director of ILM I, has also served in various management capacities at Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer and Acting Chief Financial Officer of Capital Senior Living Corporation. As a result, the Management Agreement with Capital was considered a related party transaction through July 28, 1998 (see Note 3.).

         On February 7, 1999, ILM I entered into an agreement and plan of merger with Capital Senior Living Corporation, the corporate parent of Capital, and certain affiliates of Capital. Although there can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof, the Company's operations would not be expected to continue beyond the effective time of the merger.

         The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of August 31, 1999 and 1998 and revenues and expenses for the years ended August 31, 1999, 1998 and 1997. Actual results could differ from the estimates and assumptions used. Certain amounts reported in 1998 have been reclassified to conform to the 1999 presentation.

         Furniture, fixtures and equipment are carried at the lower of cost, reduced by accumulated depreciation, or fair value in accordance with FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." Depreciation expense was provided on a straight-line basis using an estimated useful life of 3 to 5 years. In 1998, the Company changed the estimated useful lives of its assets the lease termination date of December 31, 1999, as such assets are not subject to repurchase by ILM Holding. For the fiscal year ended August 31, 1998, this increased depreciation expense by $136,000.

         Units at the Senior Housing Facilities are generally rented for terms of twelve months or less. The base rent charged varies depending on the unit size, with added fees collected for more than one occupant per unit and for assisted living services. Included in the amount of base rent charged are certain meals, housekeeping, medical and social services provided to the residents of each Senior Housing Facility. The Company rents the Senior Housing Facilities from ILM Holding pursuant to a multi-year operating lease. Rent expense is recognized on a straight-line basis over the term of the lease agreement. Deferred rent payable represents the difference between rent expense recognized on a straight-line basis and cash paid for rent pursuant to the terms of the lease agreement.

         The Company's policy is to expense all advertising costs as incurred. For the years ended August 31, 1999, 1998 and 1997, advertising expenses were $931,000, $856,000 and $883,000, respectively.

         The cash and cash equivalents, receivables, accounts payable and accrued liabilities appearing on the accompanying balance sheets represent financial instruments for purposes of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The carrying amount of these assets and liabilities approximates their fair value as of August 31, 1999 due to the short-term nature of these instruments.

         Income tax expense is provided for using the liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company has provided a valuation allowance to recognize the effect that the lease termination date may have on the estimated net realizable value of the deferred tax asset as explained more fully in Note 7 to the accompanying financial statements. At August 31, 1999 and 1998, a valuation allowance for deferred taxes of $235,000 and $120,000, respectively, is included in deferred taxes, net, on the accompanying balance sheet.

         For purposes of reporting cash flows, cash and cash equivalents include all highly liquid investments with original maturities of 90 days or less.

2.       RELATED PARTY TRANSACTIONS

         The  Company   entered  into  an  advisory   agreement  (the  "Advisory
Agreement") with PaineWebber Lease Advisor, L.P. For discussion purposes, PaineWebber Lease Advisor, L.P. and all affiliates of PaineWebber will be collectively referred to as PaineWebber ("PaineWebber"). PaineWebber served in this capacity through June 18, 1997. Subject to the supervision of and pursuant to the general policies set by the Company's Board of Directors, assistance in the managing of the business of the Company was provided by PaineWebber. Under the Advisory Agreement, the Company engaged PaineWebber and PaineWebber agreed to use its best efforts to manage the day-to-day affairs and operations of the Company and to provide administrative services and facilities appropriate for such management. The specific duties of PaineWebber under the Advisory Agreement included recommending selections of providers of professional and specialized services and handling other managerial functions with respect to the Senior Housing Facilities. PaineWebber was also obligated to provide office and clerical facilities adequate for the Company's operations and to provide, or obtain others to provide, accounting, custodial, funds collection and payment, stockholder communications, legal and other services necessary in connection with the Company's operations. The Advisory Agreement also obligated PaineWebber to handle or arrange for the handling of the Company's financial and other records.

         PaineWebber received a base fee in an amount equal to 0.5% of the gross operating revenues of the Senior Housing Facilities operated by the Company as compensation for its services. For the years ended August 31, 1999, 1998 and 1997, this fee amounted to $0, $0 and $70,000, respectively. In addition, PaineWebber was entitled to reimbursement for expenses incurred in providing certain financial, accounting and investor communication services to the Company. Included in general and administrative expenses for the year ended August 31, 1998, 1997 and 1996 was $0, $0 and $80,000, respectively, representing reimbursements to PaineWebber for providing such services to the Company. In performing its services under the Advisory Agreement, PaineWebber was required to pay certain employment expenses of its personnel, certain expenses of employees and agents of PaineWebber and of Directors, officers and employees of the Company who are also employees of PaineWebber, and certain of its overhead and miscellaneous administrative expenses relating to performance of its functions under the Advisory Agreement. The Company was responsible for reimbursing out-of-pocket expenses of Directors, Officers and employees of the Company incurred by them exclusively in such capacity and for all other costs of its operations.

         The Company retained Capital to be the property manager of the Senior Housing Facilities pursuant to a Management Agreement which commenced on July 29, 1996. As discussed in Note 1, Lawrence A. Cohen, who served through July 28, 1998 as a Director of the Company and President, Chief Executive Officer and Director of ILM I, has also served in various management capacities at Capital Senior Living Corporation, an affiliate of Capital, since 1996. Mr. Cohen currently serves as Chief Executive Officer of Capital Senior Living Corporation. Under the Management Agreement, Capital generally is required to perform all operational functions necessary to operate the Senior Housing Facilities other than certain administrative functions. The functions performed by Capital include periodic reporting to and coordination with the Company, leasing the individual units in the Senior Housing Facilities, maintaining bank accounts, maintaining books and records, advertising and marketing the Senior Housing Facilities, hiring and supervising on-site personnel, and performing maintenance. Under the terms of the Management Agreement, Capital earns a base management fee equal to 4% of the gross operating revenues of the Senior Housing Facilities, as defined. Capital also earns an incentive management fee equal to 25% of the amount by which the net cash flow of the Senior Housing Facilities, as defined, exceeds a specified base amount. Each August 31, beginning on August 31, 1997, the base amount is increased based on the percentage increase in the Consumer Price Index as well as 15% of Facility expansion costs. ILM I has guaranteed the payment of all fees due to the terms of the Management Agreement. For the years ended August 31, 1999 and 1998, Capital earned property management fees from the Company of $1,008,000 and $919,000, respectively.

         On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence A. Cohen, who, through July 28, 1998 was a Director of the Company and President, Chief Executive Officer and Director of ILM I, and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least
$2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by the Company and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1999. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. At August 31, 1999, the amount advanced to Capital by the Company and Lease II for Capital's California litigation costs totaled approximately $563,000.

         On September 18, 1997, the Company entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansion of several of the Senior Housing Facilities. Capital Senior Development, Inc. will receive a fee equal to 7% of the total development costs of these expansions if they are pursued. ILM Holding will reimburse the Company for all costs related to these potential expansions including fees to Capital Senior Development, Inc. For the years ended August 31, 1999 and 1998, Capital Senior Development, Inc. earned fees from the Company of $41,000 and $212,000, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities.

         Jeffry R. Dwyer, President, Secretary and Director of the Company, is a shareholder of Greenberg Traurig, Counsel to the Company and its affiliates since 1997. For the years ended August 31, 1999 and 1998, Greenberg Traurig earned fees from the Company of $64,000 and $168,000, respectively.

         Accounts payable - related party at August 31, 1999 and 1998 includes variable rent payable to ILM Holding of $305,000 and $243,000, respectively, and expense reimbursements payable to Lease II in the amounts of $0 and $102,000, respectively.

3.       CAPITAL STOCK

         Prior to September 1, 1995, the Company was a wholly-owned subsidiary of ILM I. Pursuant to a reorganization and distribution agreement, ILM I capitalized the Company with $700,000, an amount estimated to provide the Company with necessary working capital. On September 1, 1995, MAVRICC Management Systems, Inc., as the distribution agent, caused to be issued on the stock records of the Company the distributed Common Stock of the Company, in uncertificated form, to the holders of record of ILM I Common Stock at the close of business on July 14, 1995. One share of the Company's Common Stock was distributed for each outstanding share of ILM I Common Stock. No certificates or scrip representing fractional shares of the Company's Common Stock were issued to holders of ILM I Common Stock as part of the distribution. In lieu of receiving fractional shares, each holder of ILM I Common Stock who would otherwise have been entitled to receive a fractional share of the Company's Common Stock received a cash payment equivalent to $0.15 per share for such fractional interest.

4.       THE FACILITIES LEASE AGREEMENT

         ILM Holding (the "Lessor"), a majority-owned subsidiary of ILM I, leases the Senior Housing Facilities to the Company (the "Lessee"), pursuant to a Facilities Lease Agreement. Such lease was extended on a month-to-month basis on November 16, 1999 beyond its original expiration date of December 31, 1999. ILM I has entered into an agreement and plan of merger with Capital Senior Living Corporation and certain affiliates of Capital, and has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement immediately prior to the effective time of the merger. While there can be no assurance, consummation of the merger is presently anticipated in the first quarter of calendar year 2000. The lease is accounted for as an operating lease in the Company's financial statements.

         Descriptions  of  the  properties   covered  by  the  Facilities  Lease
Agreement between the Company and ILM Holding are summarized as follows:


                                                                 YEAR
                                                               FACILITY        RENTABLE          RESIDENT
                   NAME                      LOCATION            BUILT        UNITS (2)        CAPACITY (2)
                   ----                      --------            -----        ---------        ------------

     Independence Village of           East Lansing, MI          1989            161               162
       East Lansing
     Independence Village of           Winston-Salem, NC         1989            159               161
       Winston-Salem
     Independence Village of           Raleigh, NC               1991            164               205
       Raleigh
     Independence Village of           Peoria, IL                1990            165               181
       Peoria
     Crown Pointe Apartments           Omaha, NE                 1984            135               163
     Sedgwick Plaza Apartments         Wichita, KS               1984            150               170
     West Shores                       Hot Springs, AR           1986            136               166
     Villa Santa Barbara (1)           Santa Barbara, CA         1979            125               125

[FN]


(1) The Company operates Villa Santa Barbara under a co-tenancy arrangement with an affiliated company, ILM II Lease Corporation ("Lease II"). The Company has entered into an agreement with Lease II regarding such joint tenancy. Lease II was formed for similar purposes as the Company by an affiliated company, ILM II Senior Living, Inc. ("ILM II"), a subsidiary of which owns a portion of the Villa Santa Barbara property. The portion of the Senior Housing Facility leased by the Company represents 25% of the total project. Villa Santa Barbara is 25% owned by ILM Holding and 75% by ILM II Holding, Inc., a direct subsidiary of ILM II, as tenants in common. Upon the sale of ILM I or ILM II, arrangements would be made to transfer the Santa Barbara facility to the non-selling joint tenant (or one of its subsidiaries). The property was extensively renovated in 1995.

(2) Rentable units represent the number of apartment units and is a measure commonly used in the real estate industry. Resident capacity equals the number of bedrooms contained within the apartment units and corresponds to measures commonly used in the healthcare industry.

         Pursuant to the Facilities Lease Agreement, the Company pays annual base rent for the use of the Senior Housing Facilities in the aggregate amount of $6,364,800. The facilities lease is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities. Also, any fixed assets of the Company at a Senior Housing Facility would remain with the Senior Housing Facility at the termination of the lease. The Company also pays variable rent, on a quarterly basis, for each Senior Housing Facility in an amount equal to 40% of the excess of aggregate total revenues for the Senior Housing Facilities, on an annualized basis, over $16,996,000. For the fiscal years ended August 31, 1999 and 1998, variable rent expense was $1,164,000 and $894,000, respectively. The Company's use of the properties is limited to use as Senior Housing Facilities. The Company has responsibility to obtain and maintain all licenses, certificates and consents needed to use and operate each Senior Housing Facility, and to use and maintain each Senior Housing Facility in compliance with all local board of health and other applicable governmental and insurance regulations. The Senior Housing Facilities located in Arkansas, California and Kansas are licensed by such states to provide assisted living services. In addition, various health and safety regulations and standards, which are enforced by state and local authorities, apply to the operation of all the Senior Housing Facilities. Violations of such health and safety standards could result in fines, penalties, closure of a Senior Housing Facility, or other sanctions.

5.       LEGAL PROCEEDINGS AND CONTINGENCIES

         A management agreement between ILM Holding and AHC which covered the management of all eight Senior Housing Facilities was assigned to the Company effective September 1, 1995. On July 29, 1996, Lease I and ILM Holding (collectively for this Item 3, the "Companies") terminated a property management agreement with AHC covering the eight Senior Housing Facilities leased by Lease I from ILM Holding. The management agreement with AHC was terminated for "cause" pursuant to the contract. Simultaneously, with the termination of the management agreement, the Companies, together with certain affiliated entities, filed suit against AHC in the United States District Court for the Eastern District of Virginia for breach of contract, breach of fiduciary duty and fraud. The Companies alleged, among other things, that AHC willfully performed actions specifically in violation of the management agreement and that such actions caused damages to the Companies.

         Due to the termination of the management agreement for cause, no termination fee was paid to AHC. Subsequent to the termination of the management agreement, AHC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in its domestic State of California. The filing was challenged by the Companies, and the Bankruptcy Court dismissed AHC's case effective October 15, 1996. In November 1996, AHC filed with the Virginia District Court an answer in response to the litigation initiated by the Companies and a counterclaim against ILM Holding. The counterclaim alleged that the management agreement was wrongfully terminated for cause and requested damages which included the payment of the termination fee in the amount of $1,250,000, payment of management fees pursuant to the contract from August 1, 1996 through October 15, 1996, which is the earliest date that the management agreement could have been terminated without cause, and recovery of attorneys' fees and expenses.

         The aggregate amount of damages against all parties as requested in AHC's counterclaim exceeded $2,000,000. On June 13, 1997 and July 8, 1997, the court issued orders to enter judgment against ILM I and ILM II in the amount of $1,000,000. The orders do not contain any findings of fact or conclusions of law. On July 10, 1997, the Company, ILM I, ILM II and Lease II filed a notice of appeal to the United States Court of Appeals for the Fourth Circuit from the orders.

         On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence A. Cohen, who, through July 28, 1998 was a Director of the Company and President, Chief Executive Officer and Director of ILM I, and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least
$2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by the Company and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1999. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should pay reasonable legal fees and expenses incurred by Capital in the California litigation. At August 31, 1999, the amount advanced to Capital by the Company and Lease II for Capital's California litigation costs totaled approximately $563,000. On August 18, 1998, the Company and its affiliates along with Capital and its affiliates entered into a Settlement Agreement with AHC. The Company and Lease II agreed to pay $1,625,000 and Capital and its affiliates agreed to pay $625,000 to AHC in settlement of all claims including those related to the Virginia litigation and the California litigation. The Company and its affiliates also entered into an agreement with Capital and its affiliates to mutually release each other from all claims that any such parties may have against each other, other than any claims under the property management agreements. On September 4, 1998, the full settlement amounts were paid to AHC and its affiliates with the Company paying $975,000 and Lease II paying $650,000.

         The Company has pending claims incurred in the normal course of business which, in the opinion of the Company's management, will not have a material effect on the financial statements of the Company.

6.       FEDERAL INCOME TAXES

         The Company is taxable as a so-called `C" corporation and, therefore, its income is subject to tax at the federal and state levels. The Company reports on a calendar year for tax purposes. Income taxes at the appropriate statutory rates have been provided for in the accompanying financial statements.

         Deferred income tax benefit reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of August 31, 1999 and 1998, are comprised of the following amounts (in thousands):

                                                                              1999             1998
                                                                              ----             ----
              Deferred tax asset - straight-line rent expense                   $   5           $  19
              Deferred tax asset - book over tax  depreciation                    236              54
              Deferred tax asset - book over tax amortization                      23              45
              Net operating loss carryforward                                      63             366
                                                                                -----           -----
              Gross deferred tax asset                                            327             484
              Valuation allowance for deferred tax asset                        (235)           (120)
                                                                                -----           -----
              Net deferred tax asset                                            $  92           $ 364
                                                                                =====           =====


         The Company has provided a valuation allowance to consider the effects that the lease termination date might have on historical taxable income and the fact that cumulative tax over book depreciation might not be recoverable against future taxable income if and when the lease is terminated. The net operating loss carryforward will expire in 2013.

         The components of income tax expense (benefit) for fiscal 1999, 1998 and 1997 are as follows (in thousands):

                                                       1999            1998              1997
                                                       ----            ----              ----
                  Current:
                    Federal                            $   --          $   --            $   78
                    State                                  --              --                14
                     Total current                         --              --                92
                                                       ------          ------            ------
                  Deferred:
                    Federal                               238            (47)             (241)
                    State                                  35             (7)              (43)
                                                       ------          ------            ------
                     Total deferred                       273            (54)             (284)
                                                       ------          ------            ------
                                                       $  273          $ (54)            $(192)
                                                       ======          ======            ======



         The reconciliation of income tax computed for fiscal 1999, 1998 and 1997, at U.S. federal statutory rates to income tax expense (benefit) is as follows (in thousands):



                                                    1999                 1998                1997
                                                    ----                 ----                ----

          Tax at U.S. statutory rates           $ 134        34%    $(148)     (34%)    $(163)      (34%)
          State income taxes, net
            of federal tax benefit                 24         6%      (26)       (6)      (29)        (6)
          Valuation allowance                     115        29%       120        33        --         --
                                                -----        ---    ------     -----    ------      -----
                                                $ 273      (69%)    $ (54)      (7%)    $(192)      (40%)


INTRODUCTION TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The Pro Forma Consolidated Balance Sheet as of June 30, 2000 and the Pro Forma Consolidated Statements of Income for the year ended December 31, 1999, and for the six months ended June 30, 2000, represent the financial position and results of operations of Capital Senior Living Corporation ("Capital") for such periods after giving effect to the transactions described in the accompanying notes, relating to the merger of ILM Senior Living, Inc. ("ILM") and the acquisition of ILM II Senior Living, Inc.'s ("ILM II") interest in Santa Barbara ("Santa Barbara") on August 16, 2000, as if they had occurred as of June 30, 2000 for the Pro Forma Consolidated Balance Sheet, and as of January 1, 1999 for the Pro Forma Consolidated Statements of Income.

The financial data for ILM and Santa Barbara reflects the use of their unaudited balance sheet as of May 31, 2000, unaudited statements of income for the twelve months ended November 30, 1999, as derived from their audited financial statements for the year ended August 31, 1999 and the unaudited statements of income for the three months ended November 30, 1999 and 1998, and unaudited statements of income for the six months ended May 31, 2000, as derived from the unaudited statements of income for the nine months ended May 31, 2000 and the three months ended November 30, 1999. The pro forma adjustments in the unaudited statements of income for the operating properties owned by ILM for the twelve months ended November 30, 1999, are derived from the financial statements of ILM Lease Corporation ("Lease I") and ILM II Lease Corporation for its interest in Santa Barbara ("Lease II"), using the audited statements of income for the year ended August 31, 1999 and unaudited statements of income for the three months ended November 30, 1999 and 1998, and the unaudited statements of income for the six months ended May 31, 2000. The pro forma adjustments in the unaudited statements of income for the six months ended June 30, 2000 for the operating properties owned by ILM and Santa Barbara are derived from the unaudited statements of income for the six months ended May 31, 2000, as derived from the unaudited statements of income for the nine months ended May 31, 2000 and the three months ended November 30, 1999. The balance sheets of Lease I and Lease II are not considered in the above pro forma balance sheets as these companies are not being acquired by Capital.

The pro forma financial statements reflect the merger of ILM and the acquisition of ILM II's interest in Santa Barbara for cash consideration of $97.6 million and assumption of liabilities.

The Pro Forma Consolidated Balance Sheet and Pro Forma Consolidated Statements of Income are presented for informational purposes only and do not necessarily reflect the financial position or results of operations of Capital which would have actually resulted with ILM and Santa Barbara if the mergers occurred as of the dates indicated, or the future results of operations of Capital. The Pro Forma Consolidated Balance Sheet and Pro Forma Consolidated Statements of Income and the accompanying notes should be read in conjunction with the historical consolidated financial statements and the notes thereto of Capital, ILM I, and Lease I contained elsewhere in this document.

ILM, ILM II, Lease I and Lease II are subject to are subject to the reporting requirements of the Securities and Exchange Commission.


                                                                       CAPITAL AND ILM

                                                             PRO FORMA CONSOLIDATED BALANCE SHEET
                                                                         June 30, 2000
                                                                        (in thousands)


                                                                                                              Capital

                                                 Capital              ILM                                    Pro Forma
                                              June 30, 2000      May 31, 2000            Adjustments       June 30, 2000
                                              -------------      ------------            -----------       -------------

ASSETS


Current assets:
  Cash and cash equivalents                       $   30,976         $   1,097  [1A]        $ 121,943          $   27,122
                                                                                [1D]          (3,544)
                                                                                [1E]         (25,787)
                                                                                [2B]         (97,603)
                                                                                [2C]          (2,093)
                                                                                [3A]            (141)
                                                                                [4A]            2,274

  Restricted cash                                      2,274                --  [4B]          (2,274)                  --
  Accounts receivable, net                             3,121                --                     --               3,121
  Accounts receivable from affiliates                  4,846               314                     --               5,160
  Interest receivable                                  1,002                --                     --               1,002
  Federal and state income tax receivable              4,647                --                     --               4,647
  Deferred taxes                                         910                --                     --                 910
  Prepaid expenses and other                           3,091               159                     --               3,250
                                                  ----------         ---------               --------          ----------
      Total current assets                            50,867             1,570                (7,225)              45,212




Property and equipment, net                          103,596            33,832  [2A]          101,691             205,287
                                                                                [2D]         (33,832)
Deferred taxes                                         9,314                --                     --               9,314
Notes receivable from affiliates                      38,620                --                     --              38,620
Investments in limited partnerships                    9,453                --                     --               9,453
Assets held for sale                                   7,573                --                     --               7,573
Other assets                                           6,369               117  [1B]            3,544               7,739
                                                                                [2E]            (117)
                                                                                [2F]          (2,174)                  --
                                                  ----------         ---------              ---------           ---------
      Total assets                                $  225,792         $  35,519              $  61,887           $ 323,198
                                                  ==========         =========              =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $    1,214         $     286              $      --           $   1,500
  Accrued expenses                                     2,716                --  [2G]              964               3,680
  Current portion of notes payable                     3,212             2,093  [1C]            1,092               4,304
                                                                                [2H]          (2,093)
  Customer deposits                                    1,035                --                     --               1,035
                                                  ----------         ---------              ---------             -------
      Total current liabilities                        8,177             2,379                   (37)              10,519

Deferred income from affiliates                        2,161                --                     --               2,161
Notes payable, net of current portion                 57,830                --  [1C]          120,851             178,681
Line of credit                                        34,000                 -  [1F]         (25,787)               8,213
Minority     interest    in    consolidated           11,291               141  [3B]            (141)              11,291
partnerships
- Shareholders' Equity:
  Common stock                                           197                75  [2I]             (75)                 197
  Additional paid-in capital                          91,935            65,711  [2I]         (65,711)              91,935
  Retained earnings (deficit)                         20,201          (32,787)  [2I]           32,787
                                                   ---------         ---------               --------            --------
     Total stockholders' equity                      112,333            32,999               (32,999)             112,333
                                                   ---------         ---------               --------            --------
     Total liabilities and stockholder's equity    $ 225,792         $  35,519              $  61,887           $ 323,198
                                                   =========         =========              =========           =========


The accompany notes are an integral part of these pro forma consolidated financial statements.




                                                                       CAPITAL AND ILM

                                                          Pro Forma Consolidated Statements of Income
                                                                Six Months Ended June 30, 2000
                                                           (in thousands, except per share amounts)


                                                                                 Lease II
                                                                                Interest in
                                                                                   Santa                            Capital
                                         Capital         ILM        Lease I       Barbara                           And ILM
                                        Six Months   Six Months    Six Months   Six Months                        Six Months
                                          Ended         Ended        Ended         Ended                             Ended
                                        June 30,      May 31,        May 31,     May 31,            Adjustments    June 30,
                                        ---------     --------    ------------   --------           -----------    --------
                                           2000         2000         2000          2000                              2000
                                           ----         ----         ----          ----                              ----

Revenues:
  Resident and healthcare revenue        $  20,265     $      --    $  10,065     $   1,287          $      --      $  31,617
  Rental and lease income                    2,022         3,809           --            --  [1]        (3,809)         2,022
  Unaffiliated   management  services        1,260            --           --            --  [2]          (598)           662
revenue
  Affiliated    management   services          405            --           --            --                 --            405
revenue
  Unaffiliated development fees                370            --           --            --                 --            370
  Affiliated development fees                  519            --           --            --                 --            519
                                         ---------     ---------    ---------     ---------          ---------      ---------
     Total revenues                         24,841         3,809       10,065         1,287             (4,407)        35,595

Expenses:
  Operating expenses                        12,320            --        9,431           749  [3]        (4,407)        18,093
  General and administrative expenses        4,352         1,329          379            --  [4]        (1,291)         4,769
  Depreciation and amortization              2,002           727          319            --  [5]           398          3,446
                                         ---------     ---------    ---------     ---------          ---------      ---------
     Total expenses                         18,674         2,056       10,129           749             (5,300)        26,308

Income from operations                       6,167         1,753          (64)          538                893          9,287

Other income (expense):
  Interest income                            2,833            31            9             1  [6]           (10)         2,864
  Interest expense                          (3,970)           --           --            --  [7]        (5,218)        (9,188)
  Gain on sale of properties                   303            --           --            --                 --            303
                                         ---------     ---------    ---------     ---------          ---------      ---------
Income before income taxes and
  minority interest in consolidated
  partnership                                5,333         1,784          (55)          539             (4,335)         3,266
Provision for income tax expense            (1,705)           --           --            --  [8]           773           (932)
                                         ---------     ---------    ---------     ---------          ---------      ---------
Income  before  minority  interest in
consolidated partnership                     3,628         1,784          (55)          539             (3,562)         2,334
Minority   interest  in  consolidated         (844)           --           --            --                 --           (844)
partnership                              ---------     ---------    ---------     ---------          ---------      ---------
Net income                               $   2,784     $   1,784    $     (55)    $     539          $ (3,562)      $  1,490
                                         =========     =========    ==========    =========          =========      =========
Net income per share:
  Basic                                  $    0.14                                                                  $    0.08
                                         =========                                                                  =========
  Diluted                                $    0.14                                                                  $    0.08
                                         =========                                                                  =========
Weighted average share outstanding:
  Basic                                     19,717                                                                     19,717
                                         =========                                                                  =========
  Diluted                                   19,732                                                                     19,732
                                         =========                                                                  =========


         The   accompany   notes  are  an  integral  part  of  these  pro  forma
consolidated financial statements.



                                                                      CAPITAL AND ILM

                                                          Pro Forma Consolidated Statements of Income
                                                                 Year Ended December 31, 1999
                                                                         (in thousands)


                                                                                 Lease II
                                                                                Interest in
                                                                                   Santa                          Capital
                                         Capital         ILM        Lease I       Barbara                         And ILM
                                        Year Ended   Year Ended    Year Ended   Year Ended                       Year Ended
                                        Dec. 31,      Nov. 30,     Nov. 30,      Nov. 30,          Adjustments   Dec. 31,
                                        ---------     ---------    ---------     ---------         -----------   --------
                                           1999         1999          1999         1999                             1999
                                           ----         ----          ----         ----                             ----


Revenues:
  Resident and healthcare revenue        $  41,071     $      --    $  19,973     $   2,448          $      --    $  63,492
  Rental and lease income                    4,304         7,518           --            --  [1]        (7,518)       4,304
  Unaffiliated   management  services        2,695            --           --            --  [2]        (1,200)       1,495
revenue
  Affiliated    management   services          456            --           --            --                 --          456
revenue
  Unaffiliated development fees              1,341            --           --            --                 --        1,341
  Affiliated development fees               14,085            --           --            --                 --       14,085
                                         ---------     ---------    ---------     ---------          ---------    ---------
     Total revenues                         63,952         7,518       19,973         2,448             (8,718)      85,173

Expenses:
  Operating expenses                        24,470            --       18,534         1,142  [3]        (8,718)      35,428
  General and administrative expenses        9,212         3,194          507           264  [4]        (2,647)      10,530
  Depreciation and amortization              4,671         1,602          716            --  [5]           571        7,560
  Provision for bad debts                   15,896            --           --            --                 --       15,896
                                         ---------     ---------    ---------     ---------          ---------    ---------
     Total expenses                         54,249         4,796       19,757         1,406            (10,794)      69,414
                                         ---------     ---------    ---------     ---------          ---------    ---------
Income from operations                       9,703         2,722          216         1,042              2,076       15,759

Other income (expense):
  Interest income                            5,822            71           14             1  [6]           (15)       5,893
  Interest expense                          (7,089)           --           --            --  [7]       (10,436)     (17,525)
  Gain on sale of properties                   748            --           --            --                 --          748
                                         ---------     ---------    ---------     ---------          ---------    ---------
Income   before   income   taxes  and
minority   interest  in  consolidated        9,184         2,793          230         1,043             (8,375)       4,875
partnership
Provision for income tax expense            (2,992)           --           --            --  [8]         1,869       (1,356)
                                         ---------     ---------    ---------     ---------          ---------    ---------
Income  before  minority  interest in
consolidated partnership                     6,192         2,793          230         1,043             (6,506)       3,519
Minority   interest  in  consolidated       (1,354)           --         (233)           --                 --       (1,354)
partnership                              ---------     ---------    ---------     ---------          ---------    ---------
Net income                               $   4,838     $   2,793    $      (3)    $   1,043          $  (6,506)   $   2,165
                                         =========     =========    ==========    =========          =========    =========

Net income per share:
  Basic                                  $    0.25                                                                $    0.11
                                         =========                                                                =========
  Diluted                                $    0.24                                                                $    0.11
                                         =========                                                                =========
Weighted average share outstanding:

  Basic                                     19,717                                                                   19,717
                                         =========                                                                =========
  Diluted                                   19,806                                                                   19,806
                                         =========                                                                =========



         The   accompany   notes  are  an  integral  part  of  these  pro  forma
consolidated financial statements.


                                                        CAPITAL AND ILM

                                     NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Basis of Presentation.

The acquisition of ILM and Santa Barbara by Capital are being accounted for as a purchase business combination as follows:


                                                                                           ILM and
                                                                                         Santa Barbara
                                                                                         -------------
          Purchase price:
             Cash paid (financed with mortgage notes)                                  $       97,603
             Cash paid by Capital for acquisition fees                                          2,174
             Cash paid by Capital for Fleet Loan payoff                                         2,093
             Liabilities assumed from ILM and Santa Barbara for transaction cost                1,250
                                                                                       --------------
                                                                                       $      103,120

          Assets acquired:
             Current assets:
                 Cash                                                                  $          956
                 Other                                                                            473
             Property and equipment                                                           101,691
                                                                                       --------------
                                                                                       $      103,120



Note 2.  Financing Purchase of ILM and Santa Barbara.

The acquisitions were paid for with cash consideration of approximately $97.6 million consisting of $87.5 in total consideration to the ILM shareholders with respect to the merger and $10.1 to the ILM II interest in the Santa Barbara property. The Company also refinanced three of its existing properties in conjunction with the mergers. As a result of the refinancing the Company repaid approximately $25.8 million on its $34.0 million loan with Bank One Texas N.A., as agent, resulting in an amended loan facility of up to $9.0 million. GMAC Commercial Mortgage Corporation ("GMAC") provided approximately $102.0 million of the consideration and Newman Financial Services, Inc. ("Newman") provided $20.0 million of acquisition financing for the merger and the refinancing. The GMAC loans are for a five-year term and bear interest at LIBOR plus a spread of 250 basis points and are amortized over a twenty-five year term. The Newman loans are for a two-year term and bear interest at LIBOR plus a spread of 550 basis points with interest due monthly and the principal due at the loan maturity date.

Note 3. Pro Forma Adjustments.

The pro forma adjustments to the consolidated balance sheet and consolidated statements of income, and related assumptions, are detailed below:

Pro Forma Consolidated Balance Sheet

                                                                                                   June 30, 2000

1. To record cash proceeds received by Capital related to mortgage loans to finance the of ILM and Santa Barbara purchase

     (A)  Proceeds  received by Capital                                                    $    121,943

     (B)  Adjustments to reflect the net increase in deferred  financing charges incurred as a result the  mortgage  loans to finance the ILM and Santa
          Barbara purchase                                                                        3,544

     (C)  Adjustment  to reflect the  increase in notes  payable  related to the mortgage  loans to finance the ILM and Santa  Barbara  purchase and to refinance three of Capital's owned  properties  (Canton,  Towne Center and Harrison)
          Current                                                                                          $      1,092
          Long-term                                                                                             120,851
   (D) Payment of debt issuance costs in connection with the mortgage loans                                       3,544
   (E) Cash paid on Line of Credit for the Canton, Towne Center and Harrison loans                               25,787
   (F) Repayment of the Company's Line of Credit                                                 25,787
                                                                                            -----------
                                                                                                151,274         151,274

2. To record Capital's purchase accounting for ILM and Santa Barbara
   (A) Property and equipment purchased                                                         101,691
   (B) Cash paid to ILM and Santa Barbara stockholders                                                           97,603
   (C) Cash paid to Fleet Bank to repay ILM loan                                                                  2,093
   (D) Elimination of historical basis of property and equipment acquired                                        33,832
   (E) Elimination of unamortized loan origination fees for ILM                                                     117
   (F) Acquisition costs and advisory fees paid                                                                   2,174
   (G) Acquisition costs and advisory fees incurred                                                                 964
   (H) Record Fleet Loan payoff                                                                   2,093
   (I) Adjustment to reflect the elimination of ILM equity:
           Common stock of ILM                                                                       75
           Additional paid-in capital of ILM                                                     65,711
           Retained deficit of ILM                                                                               32,787
                                                                                            -----------    ------------
                                                                                                169,570         169,570

3. To record the elimination of minority interest in preferred stock of ILM:
   (A) Payment to redeem the minority interest in ILM                                                               141
   (B) Adjustment to reflect the elimination of the minority interest                               141
                                                                                            -----------
                                                                                                    141             141

4. To reclass restricted cash to cash and cash equivalents, as restrictions terminated with the ILM transaction closing:

   (A) Cash                                                                                       2,274
   (B) Restricted cash                                                                                            2,274
                                                                                            -----------    ------------
                                                                                                  2,274           2,274



Pro Forma Consolidated Statement of Income

                                                                                                  Six Months Ended
                                                                                                    June 30, 2000

1. Adjustment to reflect the elimination of intercompany rental revenue derived
   between ILM and ILM I Lease Corporation                                                  $    (3,809)

2. Adjustment to reflect the elimination of ILM Lease Corporation's management
   fees paid to Capital                                                                            (598)

3. Adjustment to reflect the elimination of intercompany master lease rental expense incurred by ILM I Lease Corporation ($3,809) and management fee expense
   incurred by ILM Lease Corporation ($598)                                                      (4,407)

4. Reduction of expenses related to operating a public company including directors fees, director's and officer's insurance, legal and accountant's fees, printing, postage, and investor service costs; and merger costs including financial advisors fees; and shareholders' litigation for ILM I and Lease I (1,291)

5. Adjustment to reflect depreciation and amortization expense as a result of the merger with ILM and Santa Barbara and to eliminate depreciation and amortization expense
   for Lease I and Santa Barbara                                                                    398

 6. Adjustment to reflect the elimination of interest income for Lease I and Santa Barbara          (10)

 7. Adjustment to reflect the net increase in interest expense resulting from the mortgage loans for ILM and Santa Barbara ($96.2 million) at 9.5% and the amortization of the deferred financing charges for ILM of $3,544
       GMAC deferred financing charges of $2,545; five-year loans
       Newman deferred financing charges of $999; two-year loans                                 (5,218)

 8. Adjustment reflects income tax expense using an effective rate of 38.5%                         773





Pro Forma Consolidated Statement of Income

                                                                                                     Year Ended
                                                                                                  December 31, 1999

1. Adjustment to reflect the elimination of intercompany rental revenue derived
        between ILM and Lease I                                                             $    (7,518)

2.  Adjustment to reflect the elimination of Lease I management
        fees paid to Capital                                                                     (1,200)

3. Adjustment to reflect the elimination of intercompany master lease rental expense incurred by ILM I Lease Corporation ($7,518) and management fee expense
        incurred by ILM Lease Corporation ($1,200)                                               (8,718)

4. Reduction of expenses related to operating a public company including directors fees, director's and officer's insurance, legal and accountant's fees, printing, postage, and investor service costs; and merger cost including financial
     advisors fees; and shareholders' litigation for ILM I and Lease I                           (2,647)

 5. Adjustment to reflect depreciation and amortization expense as a result of the merger with ILM and Santa Barbara and to eliminate depreciation and amortization
        expense for Lease I and Santa Barbara                                                       571

 6. Adjustment to reflect the elimination of interest income for Lease I and Santa Barbara          (15)

 7. Adjustment to reflect the net increase in interest expense resulting from the mortgage loans for ILM and Santa Barbara ($96.2 million) at 9.5% and the amortization of the deferred financing charges for ILM of $3,544

         GMAC deferred financing charges of $2,545; five-year loans
         Newman deferred financing charges of $999; two-year loans                              (10,436)

 8. Adjustment reflects income tax expense using an effective rate of 38.5%                       1,869



(c)      Exhibits.
         --------

               Exhibits.
               --------

                    *10.1 Form of GMAC Loan Agreement, Promissory Note and Exceptions to Nonrecourse Guaranty

                    *10.2 Newman Pool B Loan Agreement, Promissory Note and Guaranty

                    *10.3 Newman Pool C Loan Agreement, Promissory Note and Guaranty

                    *10.4     First Amendment to Triad II Partnership Agreement

                    *10.5     Second Modification to the Bank One Loan Agreement

                    *10.6 Assignment of Note, Liens and Other Loan Documents between Fleet National Bank and CSLI.

                    *99.1     Press Release, dated August 16, 2000



* Filed previously with the Current Report on Form 8-K of the Company, dated August 15, 2000.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 30, 2000.


                                        CAPITAL SENIOR LIVING CORPORATION


                                        By:   /s/ Ralph Beattie
                                           -------------------------------
                                           Ralph Beattie, Chief Financial
                                           Officer